REVOLVING CREDIT AGREEMENT
by and among

VISTA CREDIT STRATEGIC LENDING CORP.,
as the Fund Borrower.
the other LOAN PARTIES party hereto,
the LENDERS party hereto,
and
SUMITOMO MITSUI BANKING CORPORATION,
as the Administrative Agent, the Lead Arranger,
the Letter of Credit Issuer and a Lender

November 14, 2023

	4.03	Inability to Determine Rates; Benchmark Replacement Setting	72
	4.04	Increased Costs Generally; Reserves on Eurocurrency Rate Loans and RFR Loans.	75
	4.05	Compensation for Losses	77
	4.06	Mitigation Obligations; Replacement of Lenders.	78
5	SECURITY		78
	5.01	Liens and Security Interest	78
	5.02	Collateral Accounts; Capital Calls.	79
	5.03	Subordination of Claims	80
6	GUARANTY		81
	6.01	Guaranty of Payment	81
	6.02	Obligations Unconditional	81
	6.03	Modifications	82
	6.04	Waiver of Rights	82
	6.05	Reinstatement	82
	6.06	Remedies	83
	6.07	Subrogation	83
	6.08	Joint and Several Liability	83
	6.09	Instrument for the Payment of Money	84
	6.10	Qualified Guaranty	84
7	CONDITIONS TO CREDIT EXTENSIONS		84
	7.01	Conditions to Initial Credit Extension	84
	7.02	All Loans and Letters of Credit	86
	7.03	Qualified Borrower Loans and Letters of Credit	87
8	REPRESENTATIONS AND WARRANTIES		88
	8.01	Organization and Good Standing of Loan Parties	88
	8.02	[Reserved]	88
	8.03	Authorization and Power	88
	8.04	No Conflicts or Consents	88
	8.05	Enforceable Obligations	89
	8.06	Priority of Liens	89
	8.07	Financial Condition	89
	8.08	Full Disclosure	89
	8.09	No Default	89
	8.10	No Litigation	89
	8.11	Material Adverse Change	90
	8.12	Taxes	90
	8.13	ERISA Compliance.	90
	8.14	Compliance with Law	90
	8.15	Hazardous Substances	90
	8.16	Insider	90
	8.17	Borrowing Base	91
	8.18	Capital Commitments and Contributions	91
	8.19	Fiscal Year	91
	8.20	Investment Company Act	91

	8.21	Margin Stock	92
	8.22	Sanctions	92
	8.23	Affected Financial Institution	92
	8.24	Beneficial Ownership Certifications	92
	8.25	Solvency	92
	8.26	Investor Documents	92
	8.27	No Defenses	92
	8.28	No Withdrawals Without Approval	92
	8.29	Organizational Structure	93
9	AFFIRMATIVE COVENANTS		93
	9.01	Financial Statements, Reports and Notices	93
	9.02	Payment of Taxes	96
	9.03	Maintenance of Existence and Rights	96
	9.04	Notice of Default	96
	9.05	Other Notices	97
	9.06	Compliance with Constituent Documents	97
	9.07	Books and Records; Access	97
	9.08	Compliance with Law, Generally	97
	9.09	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	97
	9.10	Insurance	98
	9.11	Authorizations and Approvals	98
	9.12	Maintenance of Liens	98
	9.13	Further Assurances	98
	9.14	Exclusion Event and Rating Information	98
	9.15	Investor Information	98
	9.16	[Reserved]	99
	9.17	[Reserved]	99
	9.18	Revisions to Generally Accepted Accounting Principles	99
	9.19	Compliance with Sanctions	99
	9.20	Solvency	99
	9.21	Investor Default	99
	9.22	Status of RIC and BDC	99
10	NEGATIVE COVENANTS		99
	10.01	Mergers; Dissolution; Loan Party Information.	100
	10.02	Negative Pledge	100
	10.03	Fiscal Year and Accounting Method	100
	10.04	Constituent Documents	100
	10.05	Transfer by, or Admission of, Investors.	101
	10.06	Capital Commitments	102
	10.07	ERISA Compliance	103
	10.08	Environmental Matters	103
	10.09	Limitations on Dividends and Distributions.	103
	10.10	Limitation on Withdrawals	104
	10.11	Limitation on Debt	104
	10.12	Limitation on Liens and other Rights	104

	10.13	Collateral Accounts	104
	10.14	Parallel Funds; Feeder Funds	104
	10.15	Transactions with Affiliates	105
	10.16	Use of Proceeds	105
	10.17	Deemed Capital Contributions	105
	10.18	Share Repurchases; Liquidity Event	105
11	EVENTS OF DEFAULT		105
	11.01	Events of Default	105
	11.02	Remedies Upon Event of Default.	107
	11.03	Performance by Administrative Agent	109
	11.04	Application of Funds	109
	11.05	Good Faith Duty to Cooperate	110
12	ADMINISTRATIVE AGENT		110
	12.01	Appointment and Authority	110
	12.02	Rights as a Lender	110
	12.03	Exculpatory Provisions	110
	12.04	Reliance by Administrative Agent	111
	12.05	Delegation of Duties	112
	12.06	Resignation of Administrative Agent.	112
	12.07	Resignation of Letter of Credit Issuer	113
	12.08	Non-Reliance on Administrative Agent and Other Lenders	114
	12.09	No Other Duties, Etc	114
	12.10	Administrative Agent May File Proofs of Claim	115
	12.11	Collateral Matters	115
	12.12	Reliance by the Borrowers	116
	12.13	Erroneous Payments.	116
	12.14	ERISA MATTERS	118
13	MISCELLANEOUS		118
	13.01	Amendments	118
	13.02	Right of Setoff	121
	13.03	Sharing of Payments by Lenders	121
	13.04	Payments Set Aside	122
	13.05	No Waiver; Cumulative Remedies; Enforcement	122
	13.06	Expenses; Indemnity; Damage Waiver.	123
	13.07	Notices.	125
	13.08	Governing Law.	126
	13.09	WAIVER OF JURY TRIAL	128
	13.10	Invalid Provisions	128
	13.11	Successors and Assigns.	129
	13.12	Replacement of Lender	135
	13.13	Maximum Interest	136
	13.14	Headings	136
	13.15	Survival of Representations and Warranties	136
	13.16	Limited Liability of Investors	136
	13.17	Confidentiality	136

13.18	Customer Identification Notice	137
13.19	No Advisory or Fiduciary Responsibility	137
13.20	Judgment Currency	138
13.21	Electronic Execution of Assignments and Certain Other Documents	138
13.22	[Reserved]	138
13.23	Acknowledgement and Consent to Bail In of Affected Financial Institutions	138
13.24	Acknowledgment Regarding Any Supported QFCs	139
13.25	Counterparts; Integration; Effectiveness	139

SCHEDULES
SCHEDULE 1.01A	Commitments
SCHEDULE 1.01B	Collateral Accounts
SCHEDULE 1.01C	Exclusion Event Annex
SCHEDULE 8.01	Jurisdictions of Borrower Parties
SCHEDULE 8.29	Structure Chart
SCHEDULE 13.07	Addresses for Notices
EXHIBITS
EXHIBIT A:	Schedule of Investors / Borrowing Base Certificate
EXHIBIT B:	Revolving Credit Note
EXHIBIT C:	Loan Notice
EXHIBIT D:	Request for Letter of Credit
EXHIBIT E:	Qualified Borrower Note
EXHIBIT F:	Qualified Guaranty
EXHIBIT G:	Borrower Security Agreement
EXHIBIT H:	Assignment of Account
EXHIBIT I:	Assignment and Assumption
EXHIBIT J:	Compliance Certificate
EXHIBIT K:	U.S. Tax Compliance Certificates
EXHIBIT L:	RESERVED
EXHIBIT M:	RESERVED
EXHIBIT N:	RESERVED
EXHIBIT O:	RESERVED
EXHIBIT P:	RESERVED
EXHIBIT Q:	RESERVED
EXHIBIT R:	Increase/Extension Request
EXHIBIT S:	RESERVED
EXHIBIT T:	Lender Joinder Agreement

v

REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT is dated as of November 14, 2023, by and among VISTA CREDIT STRATEGIC LENDING CORP., a Maryland Corporation (“Main Fund”), the other Fund Borrowers and the Qualified Borrowers from time to time party hereto, SUMITOMO MITSUI BANKING CORPORATION (in its individual capacity, “SMBC”), as administrative agent (together with any successor appointed pursuant to Section 12 below, the “Administrative Agent”) for the Lenders (as hereinafter defined), Lead Arranger (as hereinafter defined), Letter of Credit Issuer (as hereinafter defined) and a Lender and the other Lenders from time to time party hereto.
The Borrower Parties have requested that Lenders make loans and cause the issuance of letters of credit to the Borrower Parties for the principal purposes of providing working capital to the Borrower Parties; financing the costs and other expenses to be incurred by the Borrower Parties in connection with making investments; and financing the costs of other undertakings by the Borrower Parties permitted under their Constituent Documents. Lenders are willing to lend funds and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.DEFINITIONS.
1.01Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:
“Account Bank” means State Street Bank and Trust Company or any additional or replacement Eligible Institution that assumes the role of an “Account Bank” and enters into a Control Agreement pursuant to the terms hereof.
“Additional Borrowing Base Deficiency” is defined in Section 3.04(a).
“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.
“Adjusted Eurocurrency Rate” means, for any Loan denominated in any applicable Alternative Currency not bearing interest based on an RFR (which, as of the Closing Date shall mean Euros), for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing: (a) the Eurocurrency Rate for such Loan for such Interest Period; by (b) one (1) minus the Eurocurrency Reserve Percentage for such Loan for such Interest Period.
“Administration Agreement” means (a) that certain Administration Agreement by and between the Administrator and the Main Fund dated June 16, 2023 and (b) any other administration or similar agreement by and between the Administrator and the applicable Fund Borrower, in each of the foregoing clauses (a) and (b), as the same may be amended from time to time.
“Administrative Agent” means SMBC in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.07, with respect to such currency, or such other address or, as appropriate, account as Administrative Agent may from time to time notify the Loan Parties and Lenders.
“Administrator” means Vista Credit BDC Management, L.P., a Delaware limited partnership.
“Adviser” means Vista Credit BDC Management, L.P., a Delaware limited partnership.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person that at any time, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.
“Agreement Currency” is defined in Section 13.20.
“Alternative Currency” means each of Euro and Sterling, and such other currencies as agreed by all Lenders in their sole discretion, as requested by, and with written notice to, the Borrower Parties.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Loan Party, as applicable.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Loan Party or any of their Subsidiaries is located or doing business.
“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in which any Loan Party or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Advance Rate” means the percentage set forth in the chart below with respect to the type of Investor indicated, during the periods indicated:

Investor Classification	Advance Rate
Rated Included Investors	90%
Non-Rated Included Investors	90%
Designated Investors	65%

“Applicable Margin” means, with respect to interest rate spreads and Letter of Credit Fees, the Applicable Margin set forth in the table below that corresponds to the applicable Type of Loan or Letter of Credit:

Applicable Margin
Base Rate Loan	1.60%
Eurocurrency Rate Loan	2.60%
RFR Loans	2.60%
Letter of Credit	2.60%
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of Maximum Commitment represented by the amount of such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make L/C Credit Extensions has been terminated pursuant to Section 11.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be such Lender’s Pro Rata Share. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01A (or a replacement Schedule 1.01A issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption or Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Requirement” means, for any Rated Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB/Baa2 or higher; (b) an insurance company, a Best’s Financial Strength Rating of A- or higher and a Rating of BBB/Baa2 or higher; (c) an ERISA Investor, or the trustee or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or BBB/Baa2	90%
(d) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB/Baa2 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or BBB/Baa2	90%
and (e) otherwise a Rated Included Investor, a Rating of BBB/Baa2 or higher.
The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating.
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Letter of Credit Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender; in each case, other than an Affiliate that is a Disqualified Institution.
“Articles of Amendment and Restatement” means those certain Articles of Amendment and Restatement of the Main Fund dated as of June 8, 2023, as the same may be amended from time to time.
“Assignee” is defined in Section 13.11(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit I or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Assignment of Account” means an assignment of a Collateral Account in substantially the form of Exhibit H attached hereto.
“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles if such lease were accounted for as a Capital Lease.
“Auto-Extension Letter of Credit” is defined in Section 2.07(c)(iii).
“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date, and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.03(b)(v).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 50 basis points (0.50%); (b) the Prime Rate for such day; or (c) except during any period of time during which the applicable SOFR Rate is unavailable pursuant to Section 4.02 or 4.03, the applicable SOFR Rate in effect on such day plus 105 basis points (1.05%). Each change in the Base Rate shall become effective without prior notice to any Borrower Party automatically as of the opening of business on the day of such change in the Base Rate. Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.
“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.
“Basel II” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee in June 2004.
“Basel III” means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Supervision as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by the Basel Committee.
“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Reference Rate and/or the Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate and/or such Daily Simple RFR, as applicable, or with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03(b); (b) Sterling, the Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03(b); and (c) Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR, or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Fund Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark

Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark (other than the initial Benchmark) with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Fund Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to any then-current Benchmark for any currency:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark for any currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.03(b) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in a form as agreed to by the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Borrower Parties” means the Fund Borrowers and the Qualified Borrowers.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans.
“Borrowing Base” means, at any time of determination: (a) the lesser of: (i) the Maximum Commitment; or (ii) the sum of the aggregate Eligible Unfunded Commitments of the Borrowing Base Investors at such time, minus (b) the FX Reserve Amount.
“Borrowing Base Certificate” means a certificate of the chief financial officer, chief operating officer, principal accounting officer, treasurer, controller or other authorized person (with powers and duties customarily and usually held and performed by like officers) of Fund Borrowers setting forth the calculation of the Borrowing Base in the form of Exhibit A attached hereto.
“Borrowing Base Deficiency” means an FX-Related Borrowing Base Deficiency or an Additional Borrowing Base Deficiency.
“Borrowing Base Investors” means each Included Investor and each Designated Investor.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in State of New York are closed.
“Bylaws” mean those certain Amended and Restated Bylaws of the Main Fund delivered to the Administrative Agent and in effect on the Closing Date, as the same may be amended from time to time.
“Cancel” and the correlative meaning of the term “Cancelled” means to cancel, reduce, excuse, exclude, suspend, defer, terminate or abate.
“Capital Call” means a call upon all or any of the Investors for payment of all or any portion of their Uncalled Commitments.
“Capital Call Notice” means any notice sent to an Investor for the purpose of making a Capital Call.
“Capital Commitment” means for any Investor in a Fund Borrower, its “Capital Commitment” as defined in the applicable Corporate Documents.
“Capital Contribution” means, for any Investor, any contribution of capital in response to a Capital Call.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.
“Cash Collateral” shall have a meaning correlative to the definition of “Cash Collateralize” below and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer and Lenders, as collateral for the Letter of Credit Liability or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances, or, if Administrative Agent and the applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to: (a) Administrative Agent; and (b) the applicable Letter of Credit Issuer.
“Cash Control Event” shall occur if, on any date of determination: (a) an Event of Default has occurred and is continuing; (b) a Default related to Section 11.01(a), Section 11.01(g) or Section 11.01(h) has occurred and is continuing; or (c) a Borrowing Base Deficiency exists (for the avoidance of doubt, the occurrence of a Borrowing Base Deficiency shall be a Cash Control Event notwithstanding that prepayment has not become due and payable under the time periods afforded in Section 3.04).
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued unless the same was specifically published and effective prior to the Closing Date.
“Change of Control” means the Adviser or Administrator resigns, is removed or otherwise ceases to be the “Adviser” or the “Administrator” under any applicable Corporate Documents and/or related Investment Advisory Agreement or Administration Agreement, as applicable, or the Investment Advisory Agreement or Administration Agreement, as applicable, shall cease to be in full force and effect unless, in each case, either, (a) a non-Affiliate successor “Adviser” or “Administrator” acceptable to 100% of the Lenders in their sole discretion is appointed or (b) an Affiliate of such Adviser or Administrator is appointed, in each case, within ten (10) Business Days and the Fund Borrowers have promptly provided to the Administrative Agent documentation concerning such appointment reasonably satisfactory to the Administrative Agent.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.01 are satisfied or waived.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” is defined in Section 5.01.
“Collateral Account” means, for each Pledging Party that has Investors, the account of such Pledging Party listed on Schedule 1.01B with respect to such Person, or a replacement collateral account of such Pledging Party established pursuant to the requirements of Section 5.02(d), which account shall be solely used for receipt of proceeds from Capital Calls.
“Collateral Documents” means the security agreements, financing statements, assignments, control agreements, notices of security and other similar documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreements and the Assignments of Accounts.

“Commitment” means, as to each Lender, its obligation to: (a) make Loans to the Borrower Parties pursuant to Section 2.01; and (b) purchase risk participations in Letters of Credit; in an aggregate principal amount at any one time outstanding not to exceed the amount, in Dollars, set forth opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or Lender Joinder Agreement, in each case, pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced pursuant to Section 3.06.
“Competitor” means, excluding any commercial or investment bank:  (a) any direct lending investment company primarily focused on investing in senior secured debt obligations or mezzanine debt obligations with portfolio companies, (b) any “business development company” as defined under the Investment Company Act, (c) any company or entity that manages, sponsors, originates, or provides advisory services concerning loans, promissory notes, or other debt-related portfolio assets, (d) any entity that primarily engages in investment management concerning the aforementioned assets, and (e) any other company, firm, or entity that directly competes with Vista Credit Partners, L.P. and its Subsidiaries in the aforementioned activities.
“Compliance Certificate” is defined in Section 9.01(c).
“Conforming Changes” means, with respect to the use or administration of Daily Simple RFR for Dollars or Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Business Day”, the definition of “Eurocurrency Banking Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “RFR Business Day”, the applicability and length of lookback periods, the applicability of Section 4.05 and other technical, administrative or operational matters and (b) with the consent of the Fund Borrowers, changes to, or changes that have a material effect on, (i) the definition of “Base Rate” (if applicable), (ii) amounts of payments or borrowings, (iii) timing and frequency of determining rates and making payments of interest and (iv) timing of Requests for Credit Extensions or prepayment notices) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation or exempted company, its certificate or articles of incorporation and its bylaws or memorandum and articles of association and, with respect to the Main Fund, the Administration Agreement, the Investment Advisory Agreement, the Bylaws, the Articles of Amendment and Restatement and the Subscription Agreements; including, in each case, without limitation, any Side Letters and any Subscription Agreements, in each case as each such Constituent Document may be further amended, restated or supplemented from time to time in accordance with the terms hereof.
“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or interests, or of the ability to exercise voting power by contract or otherwise.
“Control Agreement” means a control agreement among a Pledging Party, Administrative Agent and the applicable Account Bank, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, supplemented or modified from time to time.
“Corporate Document” means, (a) with respect to the Main Fund, the Private Placement Memorandum, the Form 10, the Administration Agreement, the Investment Advisory Agreement, the Bylaws, the Articles of Amendment and Restatement and the Subscription Agreements, any and all “wrappers” to any or all of the foregoing, or other similar governing or offering document of the Main Fund, in each case, including, without limitation, and as modified by any Side Letters, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof, and (b) with respect to any other Loan Party, the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction, including, in each case, without limitation, any Side Letters and any Subscription Agreements, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof; “Corporate Documents” means, collectively, all of the Corporate Documents.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning provided in Section 13.24.
“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.
“Credit Extension” means each of the following: (a) a Borrowing (including any conversion or continuation of any Borrowing); and (b) an L/C Credit Extension.
“Credit Provider” means a Person providing a guaranty, comfort letter or other similar agreement, in form and substance reasonably acceptable to Administrative Agent, of the obligations of a Borrowing Base Investor to make Capital Contributions to a Fund Borrower or to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer.
“Currency” means Dollars or an Alternative Currency, as applicable.
“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a) Dollars, the greater of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) RFR Business Days prior to (x) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (ii) the Floor. If by 5:00 p.m. on the second (2nd) RFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR based on

SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days; and
(b) Sterling, the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (x) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and (ii) the Floor. If by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days.
Any change in Daily Simple RFR due to a change in the applicable RFR will be effective from and including the effective date of such change in the RFR without notice to the Borrower Parties.
“Daily Simple RFR Loan” means any Loan that bears interest at a rate based on Daily Simple RFR (other than pursuant to the Daily Simple RFR component of the definition of “Base Rate”).
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.
“Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.
“Default Rate” means on any day the lesser of: (a)(i) in the case of Eurocurrency Rate Loans, the interest rate otherwise applicable to such Loans, plus, without duplication, the Applicable Margin for Eurocurrency Rate Loans, plus 2%, (ii) in the case of RFR Loans, the interest rate otherwise applicable to such Loans, plus, without duplication, the Applicable Margin for RFR Loans, plus 2% and (iii) in the case of Base Rate Loans, the Base Rate in effect on such day, plus the Applicable Margin for Base Rate Loans, plus 2%; or (b) the Maximum Rate.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the Letter of Credit

Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified the Borrower Parties, Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or the Borrower Parties, to confirm in writing to Administrative Agent and the Borrower Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower Parties), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Borrower Parties, the Letter of Credit Issuer and each other Lender promptly following such determination.
“Designated Investor” means any Investor: (a) designated by all of the Lenders (in their sole discretion) as a Designated Investor; and (b) that has delivered to Administrative Agent the information and documents required under Section 7.01(l) or 10.05(d), as applicable, each as evidenced in a writing executed by Administrative Agent; provided that an Excluded Investor shall no longer be a Designated Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor shall have been approved as a Designated Investor in the sole and absolute discretion of Administrative Agent and all Lenders.
“Disqualified Institution” means, on any date, any Person that is a Competitor of the Fund Borrowers or any of their Subsidiaries, which Person has been designated by the Fund Borrowers as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders not less than ten (10) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Fund Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” and the sign “$” means lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an Assignee under Section 13.11(b)(v) (subject to such consents, if any, as may be required under Section 13.11(b)(iii)).
“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
“Eligible Unfunded Commitments” means, with respect to each Borrowing Base Investor, an amount equal to the Applicable Advance Rate applied to the Uncalled Commitment of such Borrowing Base Investor.
“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Borrower Party by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Borrower Party or any of a Borrower Party’s Properties.
“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local Laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Borrower Party; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.
“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Code; or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulations.
“Erroneous Payment” has the meaning provided in Section 12.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 12.13(d).
“Erroneous Payment Return Deficiency” has the meaning provided in Section 12.13(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning provided in the definition of “Eurocurrency Rate”.
“EURIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, any day on which the Trans-European

Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and which was launched on November 19, 2007) is open for the settlement of payments in Euros; provided that for purposes of notice requirements in Sections 2.02(a) and 3.05, in each case, such day is also a Business Day.
“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period:
(a)denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the Rate Determination Date and (ii) the Floor; and
(b)if applicable and approved by the Lenders pursuant to the definition of “Alternative Currency”, denominated in any other Alternative Currency (other than a currency referenced in clause (a) above or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Lenders pursuant to the definition of “Alternative Currency”.
“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate. All Loans denominated in an Alternative Currency (other than Sterling) must be Eurocurrency Rate Loans.
“Eurocurrency Reserve Percentage” means, for any day, the percentage that is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. Each determination by the Administrative Agent of the Eurocurrency Reserve Percentage shall, in the absence of manifest error, be conclusive and binding.
“Event of Default” is defined in Section 11.01.
“Excluded Investor” is defined in the definition of “Exclusion Event” herein.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) any withholding Taxes imposed by the United States on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law enacted or in effect on the date on which: (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Parties under Section 13.12); or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01(a)(ii) or Section 4.01(c), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e)(ii); (d) any backup withholding Tax; and (e) any Taxes imposed by the United States pursuant to FATCA.

“Exclusion Event” means the occurrence, with respect to any Borrowing Base Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor (such Investor hereinafter referred to as an “Excluded Investor”), of any of the following events:
(i)such Investor shall fail to make a Capital Contribution when due pursuant to a Capital Call Notice and such failure is not cured within 10 Business Days after such due date;
(ii)such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;
(iii)(A) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or (B) a final, non-appealable order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets; provided, however, that if any such proceeding referenced in clause (A) is dismissed, such Investor shall be automatically reinstated as a Borrowing Base Investor, so long as no other Exclusion Event then applies (and if any such proceeding is stayed, such Investor shall also be automatically reinstated as an Borrowing Base Investor, but re-commencement of the proceeding will constitute an Exclusion Event under clause (A));
(iv)(1) any final, non-appealable judgment(s) for the payment of money which in the aggregate exceed 15% of the net worth of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall be rendered against such Person, and such judgment or judgments shall not be satisfied, discharged, bonded or vacated within 30 consecutive days; or (2) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;
(v)such Investor shall repudiate, challenge, or declare unenforceable its obligation, or shall have informed the applicable Fund Borrower of its prospective inability, to make Capital Contributions pursuant to its Capital Commitment or a Capital Call Notice, shall otherwise disaffirm any material provision of its Subscription Agreement, the applicable Corporate Documents, or such Investor’s obligations under any of such documents shall be or become unenforceable;
(vi)in the case of each Rated Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), it shall fail to maintain its Applicable

Requirement as required in the definition of Applicable Requirement above hereof (except to the extent such Investor was expressly not required to meet the Applicable Requirements, in writing by Administrative Agent, for its initial designation as a Rated Included Investor);
(vii)other than with respect to a Permitted Transfer or a Permitted Redemption, such Investor shall have given notice of its intent to withdraw from the applicable Fund Borrower or redeem all or any portion of interest in the applicable Fund Borrower, or shall transfer or assign its Stockholder Interest in the applicable Fund Borrower, provided that if less than all of such Investor’s Stockholder Interest is transferred, redeemed or assigned, only such portion as is transferred, redeemed or assigned shall be subject to exclusion from the calculation of the Borrowing Base;
(viii)in the case of each Included Investor designated as such under clause (a)(ii) of the definition of “Included Investor”, it shall fail to maintain a net worth (determined in accordance with Generally Accepted Accounting Principles or IFRS, as applicable and as consistently applied by such Investor), measured at the end of each fiscal year of such Investor, of at least 75% of the net worth of such Investor (as more specifically defined and identified for each Investor on Schedule 1.01C, the “Standard Baseline Net Worth”) as of: (A) the fiscal year which ended on or immediately prior to the Closing Date, if the Investor was an Included Investor (or was pre-approved as an Included Investor, pursuant to written agreement of Administrative Agent) on the Closing Date; or (B) the fiscal year for which Administrative Agent has financial information which ended on or immediately prior to the date of its designation as an Included Investor (in the case not covered by clause (A) above) (the Standard Baseline Net Worth for any Investors so designated will be set forth on Schedule 1.01C, and if any Investors are so designated after the date of this Credit Agreement, an updated Schedule 1.01C shall be prepared by Administrative Agent and delivered to the Fund Borrowers to replace the existing Schedule 1.01C);
(ix)the Capital Commitment, Uncalled Commitment or Unfunded Commitment of such Investor is Cancelled without the prior written consent being obtained in accordance with Section 10.06;
(x)the Capital Commitment of such Investor ceases to be Collateral;
(xi)such Investor becomes a Sanctioned Entity, or, to any Loan Party’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;
(xii)Administrative Agent is unable to obtain, from publicly-available sources, annual financial statements for any Non-Rated Included Investor or any Designated Investor for any fiscal year prior to the Maturity Date, reported on by independent public accountants to the extent applicable, or other financial information upon which Lenders have relied to designate such Investor as a Non-Rated Included Investor or Designated Investor (and which information has been identified by Administrative Agent and disclosed to the applicable Fund Borrower at the time of such designation), and such Investor fails, within 30 days after written request from the applicable Fund Borrower, to deliver such annual financial statements or other financial information to such Fund Borrower;

(xiii)such Investor fails to confirm the amount of its Uncalled Commitment within 20 days after written request therefor is delivered by the applicable Fund Borrower at the reasonable request of Administrative Agent;
(xiv)for an Investor that is designated as a Rated Included Investor or Non-Rated Included Investor based upon the support of a Credit Provider, the breach or written repudiation by such Credit Provider of its obligations under the applicable guaranty or of such Investor’s obligations under its Subscription Agreement and the applicable Corporate Documents, or the occurrence of any event contemplated by clause (ii), (iii), (iv), (vi), (viii), (xi) or (xii) above with respect to such Credit Provider;
(xv)such Investor amends its Side Letter or enters into a new Side Letter in any way that Administrative Agent determines would materially impair Lenders’ Collateral rights, including, without limitation, if such Side Letter is amended by operation of the adoption of provisions under a “most favored nation” right or otherwise; or
(xvi)if such Investor is a natural person, upon the death of such Investor.
“Exiting Lender” is defined in Section 2.17(b).
“Extension Fee” means a fee payable with respect to any extension of the Stated Maturity Date in accordance with Section 2.17, as set forth in the applicable Fee Letter(s).
“Extension Request” means a written request by the Fund Borrowers substantially in the form of Exhibit R to extend the initial or extended Stated Maturity Date for an additional period of no greater than three hundred sixty-four (364) days.
“Facility Increase” has the meaning provided in Section 2.18(a).
“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.18, as set forth in the applicable Fee Letter(s).
“Facility Increase Request” means the notice in the form of Exhibit R pursuant to which the Fund Borrowers request an increase of the Commitments in accordance with Section 2.18.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities entered into in connection with the implementation of such sections of the Code.
“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Fund Borrower may be formed.
“Floor” means a rate of interest equal to zero percent (0%).
“Foreign Lender” means: (a) with respect to any Borrower Party that is a U.S. Person, a Recipient that is not a U.S. Person; and (b) with respect to any Borrower Party that is not a U.S. Person, a Recipient that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Form 10” means the General Form for Registration of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 of the Main Fund, as originally filed with the Securities and Exchange Commission on June 15, 2023, as the same may be amended, supplemented or otherwise modified from time to time thereafter.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Liability other than Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund Borrower Guaranty” is defined in Section 6.01.
“Fund Borrower Materials” is defined in Section 9.01(h).
“Fund Borrowers” means the Initial Fund Borrower and any parallel, alternative and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created to invest in conjunction with or in lieu of the Initial Fund Borrower, in each case, that becomes a Fund Borrower pursuant to a documentation in form and substance acceptable to the Administrative Agent in its sole discretion.
“Fund Guaranteed Obligations” is defined in Section 6.01.
“Fund Guarantor” is defined in Section 6.01.
“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor; (i) the fair market value of the plan’s assets as defined under Section 430(g)(3) of the Code, unreduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code; over (ii) the plan’s funding target, as defined under Section 430(d) of the Code, without regard to the special at-risk rules of Section 430(i) of the Code, with each value as reported on the most recently filed Schedule SB to the Form 5500 by such plan with the United States Department of Labor.
“FX Reserve Amount” means, at any date of determination, an amount equal to five percent (5%) of the Dollar Equivalent of the aggregate Principal Obligation denominated in Alternative Currencies, as determined by the Administrative Agent in its sole discretion.
“FX-Related Borrowing Base Deficiency” is defined in Section 3.04(a).

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of the Loan Parties, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.
“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.
“Hedge Agreement” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, including, for the avoidance of doubt, after applying the amount of cash collateral or other eligible collateral provided by the applicable Loan Party in accordance with the terms of such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Honor Date” is defined in Section 2.07(d)(i).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Included Investor” means an Investor: (a)(i) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor and that has been approved by Administrative Agent (in its reasonable discretion); or (ii) that has been so designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor; and (b) for which Fund Borrowers have delivered to Administrative Agent any applicable information and documents required under Section 7.01(l) or Section 10.05(d), as applicable, each as evidenced in a writing executed by Administrative Agent; provided that an Excluded Investor shall no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor would have otherwise been approved as an Included Investor but for the occurrence of the Exclusion Events.
“Increase Effective Date” has the meaning provided in Section 2.18(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Generally Accepted Accounting Principles:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;
(c)all net obligations of such Person under any Hedge Agreement to the extent the obligations thereunder are secured by the Capital Commitments of any Fund Borrower;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all Capital Leases and Synthetic Lease Obligations; and
(g)all obligations of such Person in respect of any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date (solely to the extent that the Hedge Termination Value reflects an amount due and payable by such Person). The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 13.06(b).
“Indirect Fund” means an investment company that makes or maintains investments in reliance upon Sections 12(d)(1)(E), (F), (G) or (J) of the Investment Company Act.
“Information” is defined in Section 13.17.
“Initial Fund Borrower” means the Main Fund.
“Interest Option” means Term SOFR, Daily Simple RFR or the Base Rate.
“Interest Payment Date” means: (a) with respect to any Base Rate Loan or any Daily Simple RFR Loan, the first Business Day of each calendar month; (b) as to any Eurocurrency Rate Loan, the last day of such Interest Period therefor; (c) as to any Term SOFR Loan, the later of (i) the last day of such Interest Period therefor and (ii) the third Business Day after the receipt by the Borrower Parties of written notice from the Administrative Agent delivered pursuant to Section 2.05(c); and (d) the Maturity Date.
“Interest Period” means, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding), with respect to any Term SOFR Loan or Eurocurrency Rate Loan, the date that is one month thereafter, and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that, with respect to any Term SOFR Loan or Eurocurrency Rate Loan, the Borrower Parties shall not have the option to select any Interest Period other than a period of one-month; provided further that:
(i)any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;
(ii)if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) the Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion; and
(iv)no tenor that has been removed from this definition pursuant to Section 4.03(b)(iv) shall be available for specification in any Request for Credit Extension.
“Investment Advisory Agreement” means (a) that certain Investment Advisory Agreement by and between the Adviser and the Main Fund dated as of June 16, 2023 and (b) any other investment advisory or similar agreement by and between the Adviser and the applicable Fund Borrower, in each of the foregoing clauses (a) and (b), as the same may be amended from time to time.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investor” means any Person that is admitted as a Stockholder of a Fund Borrower.
“Investor Designation Letter” means a letter delivered by Administrative Agent from time to time to the Borrower Parties in which Administrative Agent indicates the designation of Investors as Borrowing Base Investors in accordance with this Credit Agreement.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and a Borrower Party or in favor of the Letter of Credit Issuer and relating to any such Letter of Credit, including, as applicable, any documentation relating to Cash Collateral (which may include, without limitation, the Assignment of Account).
“Judgment Currency” is defined in Section 13.20.
“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, but not limited to, any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.
“L/C Advance” means such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arranger” means SMBC.
“Lender” means each lending institution listed on Schedule 1.01A, and each lending institution that becomes a Lender hereunder pursuant to Section 13.11 or otherwise.
“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit T, pursuant to which a new Lender joins the credit facility provided hereunder as contemplated by Section 13.11(h).
“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify the Loan Parties and Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder by the applicable Letter of Credit Issuer pursuant to Section 2.07 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for Letter of Credit by and between a Borrower Party and the applicable Letter of Credit Issuer in a form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement, the terms of this Credit Agreement shall control.
“Letter of Credit Collateralization Date” means the day that is the earlier of: (a) 30 days prior to the Stated Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); (b) the Maturity Date; or (c) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.
“Letter of Credit Fee” is defined in Section 2.12(a).
“Letter of Credit Issuer” means SMBC, or any successor issuer of Letters of Credit.
“Letter of Credit Liability” means the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit issued plus the aggregate of all Unreimbursed Amounts of Letters of Credit, including all L/C Borrowings. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or because a pending drawing submitted on or before the expiration date of such Letter of Credit has not yet been honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, at any time, the Dollar Equivalent of 15% of the Maximum Commitment at such time, subject to the Fund Borrowers’ requests for any increase to such sublimit, as approved by the Administrative Agent in writing in its sole discretion.
“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.
“Liquidity Event” shall mean a Liquidity Event (as such term is defined in Private Placement Memorandum of the Main Fund or any other applicable Corporate Document); provided that any share repurchases effected pursuant to a share repurchase program (as such term is used and/or described in the Corporate Documents of any Fund Borrower or Pledging Party) (each a “Share Repurchase Program”) shall not be a Liquidity Event.
“Loan” means an extension of credit by a Lender to a Borrower Party in the form of a Base Rate Loan, a Eurocurrency Rate Loan or an RFR Loan.
“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each Request for Credit Extension, each Letter of Credit Application, each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Credit Agreement, and each such other written agreement that states that it is a “Loan Document,” and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional written agreements delivered in connection with any such amendment, supplement or modification.
“Loan Notice” means a notice of: (a) a Borrowing; (b) a conversion of Loans from one Type of Loan to the other; or (c) a continuation of Eurocurrency Rate Loans or RFR Loans, pursuant to Section 2.02(d), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower Party.
“Loan Parties” means the Borrower Parties and the Qualified Guarantors, and “Loan Party” means any one of them.
“Margin Stock” is defined in Regulation U.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Fund Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Fund Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Fund Borrower of any Loan Document to which it is a party.
“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence and during the continuation of an Event of Default; (c) the date upon which the Borrower Parties terminate the Commitments pursuant to Section 3.06 or otherwise; and (d) 45 days prior to the earlier of (i) the date on which the Fund Borrowers’ or other applicable Pledging Party’s ability to call

Capital Commitments for the purpose of repaying the Obligations is terminated and (ii) the last day of the term of any Fund Borrower.
“Maximum Commitment” means $200,000,000, as it may be (a) reduced by the Borrower Parties pursuant to Section 3.06 or (b) increased from time to time by the Borrower Parties pursuant to Section 2.18
“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.
“Minimum Collateral Amount” means, at any time: (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the applicable Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time; (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the outstanding amount of all Letter of Credit Liability; and (c) otherwise, an amount determined by Administrative Agent and the applicable Letter of Credit Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“No Plan Asset Certificate” means a certificate from a Loan Party, as applicable, delivered by the relevant Responsible Officer of such Loan Party, based on consultation with its counsel and in a form reasonably acceptable to Administrative Agent, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the date of this Credit Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) have held less than 25% of the total value of each class of equity interest in the applicable Loan Party (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of such Loan Party, have not constituted and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate while this Credit Agreement is in effect, less than 25% of the total value of each class of equity interest in such Loan Party (calculated in accordance with Section 3(42) of ERISA) will continue to be held by “benefit plan investors” (as defined in Section 3(42) of ERISA) until such time, if any, that such Loan Party delivers to Administrative Agent an Operating Company Opinion.
“Non-Consenting Lender” means, with respect to a Lender other than SMBC, any Lender that does not approve any consent, waiver or amendment that: (a) requires the approval of all affected Lenders pursuant to the terms of Section 13.01; and (b) has received the approval of the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” is defined in Section 2.07(c)(iii).

“Non-Rated Included Investor” means an Included Investor that is not a Rated Included Investor.
“Notes” means, together with the Qualified Borrower Notes, the promissory note(s) made by a Borrower Party in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all present and future indebtedness, obligations, and liabilities of any Loan Party to Lenders and the other Secured Parties, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans, the Letter of Credit Liability, or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Letter of Credit Application, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Loan Party to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof. For the avoidance of doubt, the Obligations (including the outstanding principal amount of the Loans) shall include all PIK Funds added to the principal amount of the applicable Loans pursuant to this Credit Agreement.
“Operating Company” means an “operating company,” including a venture capital operating company, within the meaning of the Plan Assets Regulation.
“Operating Company Certificate” means a certificate from a Loan Party, as applicable, delivered by the relevant Responsible Officer of such Loan Party, in a form reasonably acceptable to Administrative Agent, certifying that, based upon consultation with counsel, such Loan Party meets the requirements to be an Operating Company during such Annual Valuation Period.
“Operating Company Opinion” means a customary written opinion of counsel regarding the status of a Loan Party, as applicable, as an Operating Company, in form and substance reasonably acceptable to Administrative Agent and its counsel, on which Administrative Agent and the Lenders may reasonably rely.
“Ordinary Operating Company” means an Operating Company, other than a “venture capital operating company” or “real estate operating company”, each within the meaning of the 29 C.F.R. Section 2510.3-101(d) and (e) of the Plan Assets Regulation, respectively.
“Ordinary Operating Company Certificate” means a certificate, delivered by the relevant Responsible Officer of a Loan Party, that such Loan Party qualifies as an Ordinary Operating Company.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of: (i) the Federal Funds Rate; and (ii) an overnight rate reasonably determined by Administrative Agent (or to the extent payable to the Letter of Credit Issuer, the Letter of Credit Issuer with notice to the Administrative Agent) in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of SMBC in the applicable offshore interbank market for such currency to major banks in such offshore interbank market.
“Participant” is defined in Section 13.11(e).
“Participant Register” is defined in Section 13.11(e).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment Recipient” has the meaning provided in Section 12.13(a).
“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.
“Permitted Redemption” has the meaning provided in Section 10.18.
“Permitted Transfer” has the meaning provided in Section 10.05(a).
“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited partnership, non-profit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.
“PIK Funds” is defined in Section 3.02(b).
“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of any Loan Party or any ERISA Affiliate, or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation.
“Plan Assets Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.
“Platform” is defined in Section 9.01(h).

“Pledging Party” means a Fund Borrower and any other applicable Person which has entered into any Collateral Document as a pledgor or equivalent party thereunder.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Obligation” means the sum of: (a) the Dollar Equivalent of the aggregate outstanding principal amount of the Loans; plus (b) the Letter of Credit Liability.
“Private Placement Memorandum” means that certain Confidential Private Placement Memorandum of Main Fund dated as of August 30, 2023, as amended, supplemented or otherwise modified from time to time.
“Pro Rata Share” means, as to any Lender at any time, the ratio of such Lender’s Revolving Credit Exposure at such time to the aggregate Revolving Credit Exposure of all Lenders.
“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by any Borrower Party, or secures any investment of any Borrower Party.
“Public Lender” is defined in Section 9.01(h).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning provided in Section 13.24.
“Qualified Borrower” means any entity which is a direct or indirect Subsidiary of the Fund Borrowers, the indebtedness of which entity can be guaranteed by the Fund Borrowers pursuant to the terms of the applicable Corporate Documents, and which entity has executed a Qualified Borrower Note and otherwise complied with Section 7.03.
“Qualified Borrower Notes” means the promissory notes executed and delivered by a Qualified Borrower, in substantially the form of Exhibit E attached hereto, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.
“Qualified Guarantor” means, with respect to any Qualified Borrower, any entity that (a) is not a Fund Borrower that directly or indirectly holds an Equity Interest in such Qualified Borrower and (b) has not been designated as a Qualified Borrower by the Fund Borrowers.
“Qualified Guaranty” means a guaranty executed and delivered by a Qualified Guarantor, in substantially the form of Exhibit F attached hereto.
“Qualified Loan Party” means a Qualified Borrower or a Qualified Guarantor.
“Rate Determination Date” means two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such offshore interbank market, as determined by Administrative Agent; provided that, to the extent such market practice is not administratively feasible for Administrative Agent, such other day as otherwise reasonably determined by Administrative Agent).
“Rated Included Investor” means any Included Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating).
“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s. When applied to any Investor or other entity under this Credit Agreement, if the Rating from S&P and Moody’s is not equivalent (i.e., split-rated), then the lower of the two Ratings shall apply, and if only one Rating is available, that Rating shall apply.
“Recipient” means Administrative Agent, any Lender, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower Party hereunder (including, for the avoidance of doubt, any Assignee or Participant).
“Register” is defined in Section 13.11(d).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to margin requirements applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.
“Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y)  a group of those central banks or other supervisors, or (z) the Financial Stability Board or any part thereof.
“Remaining Lenders” is defined in Section 2.17(b)(ii).
“Removal Effective Date” is defined in Section 12.06(b).

“Request for Credit Extension” means: (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice; and (b) with respect to an L/C Credit Extension, the related Request for Letter of Credit and Letter of Credit Application.
“Request for Letter of Credit” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit D attached hereto.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Letter of Credit Issuer in making such determination; provided further that, at any time there are more than one (1) Lender party to this Credit Agreement, “Required Lenders” shall mean the Administrative Agent and at least two (2) unaffiliated Lenders.
“Required RIC Distributions” means, an amount equal to the minimum amount required to be distributed by the Main Fund (or any other Loan Party that is or intends to qualify as a RIC) in cash such that distributions made by such Loan Party with respect to any taxable year equals the amount of the dividend such Loan Party must distribute in cash to qualify or maintain its status as a RIC.
“Resignation Effective Date” is defined in Section 12.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority
“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president, chief financial officer, senior vice president, any vice president or treasurer, and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; (c) in the case of a limited liability company, the Responsible Officer of the managing member, acting on behalf of such managing member in its capacity as managing member; or (d) and, solely for purposes of notices given pursuant to Section 13.07, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.
“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision, as applicable; and (b) otherwise, the Governmental Plan Investor itself.
“Revaluation Date” means (a) with respect to a Eurocurrency Rate Loan or RFR Loan denominated in an Alternative Currency, each of the following: (i) the date of Borrowing of such Loan, (ii) the date of continuation of such Loan denominated pursuant to Section 2.02(d), and (iii) such additional dates as Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to a Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Letter of Credit Issuer under such Letter of Credit, and (iv) such additional dates as Administrative Agent or the Letter of Credit Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in the Letter of Credit Liability at such time.
“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and (b) Sterling, SONIA.
“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.02(a) and 3.05, in each case, such day is also a Business Day.
“RFR Loan” means a Daily Simple RFR Loan or a Term SOFR Loan, as the context may require.
“RFR Rate Day” has the meaning provided in the definition of “Daily Simple RFR”.
“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.
“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all applicable economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over (i) any Loan Party or their respective Subsidiaries or (ii) any Lender.
“Sanctioned Entity” means any individual, entity, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.
“Screen Rate” means, for any Eurocurrency Rate Loan denominated in Euros, the EURIBOR Rate.
“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.
“Security Agreement” means a security agreement executed and delivered by a Fund Borrower to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer, substantially in the form of Exhibit G.

“Share Interest” has the meaning provided in Section 10.05(a).
“Share Repurchase Program” has the meaning provided in the definition of “Liquidity Event”.
“Side Letter” means any side letter by and between an Investor and any Pledging Party that amends the applicable Corporate Documents (whether or not constituting a side letter or similar agreement for purposes of Section 13(b) of the Subscription Agreements).
“SMBC” is defined in the preamble to this Credit Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple RFR”.
“SOFR Interest Payment” means for any SOFR Loan, in respect of any Interest Payment Date, the aggregate amount of interest that has accrued in accordance with Section 2.05(a) and is, or is scheduled to become, payable under Section 3.02(b).
“SOFR Loan” means a Daily Simple RFR Loan in Dollars or a Term SOFR Loan, as the context may require.
“SOFR Rate” means,
(a)for any calculation with respect to a SOFR Loan, at the option of the Borrower Parties, either:
(i)Daily Simple RFR (which shall be determined on each Business Day in accordance with the definition thereof), or
(ii)Term SOFR; and
(b)for any calculation with respect to a Base Rate Loan, Daily Simple RFR for Dollars.
“Solvent” means, with respect to any Loan Party, as of any date of determination, that as of such date:
(a)    the fair value of the assets of such Loan Party and, with respect to the Fund Borrowers, the aggregate Unfunded Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Loan Party;
(b)    the fair value of the assets of such Loan Party and, with respect to the Fund Borrowers, the aggregate Unfunded Commitments, are not less than the amount that will be required to pay the probable liability of the Loan Parties on their debts as they become absolute and matured;
(c)    such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and
(d)    such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Fund Borrowers, the aggregate Unfunded Commitments, would constitute unreasonably small capital.
For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency, and fair value shall be determined on a going concern basis.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Amount” means an amount in the relevant currency, for example, a Specified Amount of 1,000,000 means such amount denominated in Dollars or an Alternative Currency, as applicable under the circumstances.
“Specified Default” means a Default or Event of Default under Section 11.01(a), including, without limitation, at maturity or upon acceleration of all or any part of the Obligations, including acceleration upon an Event of Default specified in Section 11.01(g) or Section 11.01(h).
“Specified Event Notice” is defined in Section 11.02(b).
“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.
“Spot Rate” means for a currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such currency with another currency at a time selected by the Administrative Agent on the date of determination.
“Standard Baseline Net Worth” is defined in clause (viii) of the definition of Exclusion Event.
“Stated Maturity Date” means November 14, 2025, subject to the Fund Borrowers’ extension of such date under Section 2.17.

“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Sterling RFR Determination Day” has the meaning provided in the definition of “Daily Simple RFR”.
“Stockholder” means any “Stockholder” or “Subscriber” (as each such term is defined in the Subscription Agreements) of a Fund Borrower or other holder of an Equity Interest in a Fund Borrower.
“Stockholder Interest” of any Investor means the interest of such Investor in a Fund Borrower (including its Capital Commitment and related Uncalled Commitment and Unfunded Commitment) under the applicable Corporate Documents.
“Subordinated Claims” is defined in Section 5.03.
“Subscription Agreement” means a Subscription Agreement executed by an Investor in connection with the subscription for a Stockholder Interest in a Fund Borrower.
“Subsequent Investor” is defined in Section 10.05(b).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Fund Borrowers.
“Supported QFC” has the meaning provided in Section 13.24.
“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, including, without limitation, stamp taxes (including mortgage recording taxes), levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.
“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day. If Term SOFR determined as set forth above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means any Loan that bears interest at a rate based on Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitment and the Revolving Credit Exposure of such Lender at such time.
“Trigger Event” is defined in Section 11.02(b).
“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Daily Simple RFR Loan, a Term SOFR Loan or a Eurocurrency Rate Loan.
“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning provided in Section 13.24.
“U.S. Tax Compliance Certificate” is defined in Section 4.01(e)(ii)(B)(3).
“U.S. Treasury” means the United States Department of the Treasury.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncalled Commitment” means, with respect to any Investor at any time, the Capital Commitment of such Investor, minus (a) the aggregate Capital Contributions made with respect to a Capital Commitment by such Investor to a Fund Borrower and (b) any portion of the Capital Commitment of such Investor that is subject to a Pending Capital Call.
“Unfunded Commitment” means, with respect to any Investor at any time, the Capital Commitment of such Investor, minus the aggregate Capital Contributions made with respect to a Capital Commitment by such Investor to a Fund Borrower.

“Unreimbursed Amount” is defined in Section 2.07(d)(i).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.
(a)Defined terms used in the singular shall import the plural and vice versa.
(b)The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.
(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(g)a Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.
(h)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.
1.03Times of Day; Rates. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York. Administrative Agent does not warrant, nor accept responsibility for, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of Eurocurrency Rate or with respect to any comparable or successor rate thereto.
1.04Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Fund Borrowers, except as otherwise specifically prescribed herein. No operating leases shall be treated as Indebtedness nor as a Capital Lease but shall instead continue to be treated as an operating lease, in each case, for purposes of this Credit Agreement, notwithstanding any actual or proposed changed in Generally Accepted Accounting Principles after the Closing Date.
(b)Changes in Generally Accepted Accounting Principles. If at any time any change in Generally Accepted Accounting Principles (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Loan Parties or Required Lenders shall so request, Administrative Agent, Lenders and Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Generally Accepted Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein; and (ii) the Loan Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Generally Accepted Accounting Principles.
1.05Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.06Exchange Rates; Currency Equivalents.
(a)Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and the Principal Obligation denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent.
(b)Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent.

(c)Administrative Agent does not warrant, nor accept responsibility for, nor shall Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
1.07Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR, any Eurocurrency Rate, any Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR, any Eurocurrency Rate, any Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.08Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.09References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable Law.
1.10UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

2.LOANS AND LETTERS OF CREDIT.
2.01    Commitment to Lend. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Fund Borrowers on a joint and several basis with the other Fund Borrowers, to each Qualified Borrower on a several basis, at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after making any such Loans: (a) such Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (b) the Principal Obligation would not exceed the Borrowing Base. Subject to the foregoing limitation, the conditions set forth in Section 7 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow during the Availability Period. Each Borrowing pursuant to this Section 2.01 shall be advanced ratably by the Lenders in proportion to each Lender’s Applicable Percentage. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)Request for Borrowing. Each Borrowing, each conversion of Loans from one Type of Loan to another Type of Loan, and each continuation of Eurocurrency Rate Loans or Term SOFR Loans shall be made upon the applicable Borrower Party’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent: (i) not later than 2:00 p.m. at least: (w) four (4) Eurocurrency Banking Days (or such earlier date as Administrative Agent may agree) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans; (x) three (3) RFR Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans; (y) at least one (1) RFR Business Day prior to the requested date of any Borrowing of or conversion to Daily Simple RFR Loans denominated in Dollars; and (z) at least four (4) RFR Business Days prior to the requested date of any Borrowing of a Daily Simple RFR Loan in an Alternative Currency; and (ii) not later than 10:00 a.m. on the same Business Day of the requested Borrowing of Base Rate Loans. Each telephonic notice by a Borrower Party pursuant to this Section 2.02(a) must be confirmed promptly (prior to any such notice being effective) by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower Party. Each Loan Notice (whether telephonic or written) shall be delivered together with a Borrowing Base Certificate, and shall specify: (A) whether the Borrower Party is requesting a Borrowing, a conversion of Loans from one Type of Loan to the other, or a continuation of Eurocurrency Rate Loans or Term SOFR Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans (and Interest Option with respect thereto, if such Borrowing, conversion or continuation is to funded in Dollars) to be borrowed or to which existing Loans are to be converted; (E) if applicable, the duration of the Interest Period with respect thereto; (F) the currency of the Loans to be borrowed; and (G) to which account the proceeds of such Borrowing should be directed. If a Borrower Party fails to specify a currency in a Loan Notice, then the Loans so requested shall be made in Dollars; provided that, Base Rate Loans shall only be made in Dollars. If a Borrower Party fails to specify a Type of Loan denominated in Dollars in a Loan Notice or if a Borrower Party fails to give a timely notice requesting a conversion, with respect to Loans denominated in Dollars, or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency (other than Sterling), such Loans shall be continued as

Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If a Borrower Party requests a Borrowing or continuation of Eurocurrency Rate Loans or Term SOFR Loans, as applicable, in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Any Loan Notice received by the Administrative Agent after the applicable time specified in this clause (a) shall be deemed to have been given by the Borrower Parties on the next succeeding Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable.
(b)Administrative Agent Notification of Lenders. Following receipt of a Loan Notice, Administrative Agent shall promptly notify the Lenders of the amount (and currency) of the applicable Borrowing, and the amount of the Loan to be funded by each Lender based on its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by a Borrower Party, Administrative Agent shall notify each Lender, as applicable, of the details of any automatic conversion of Loans denominated in Dollars to Base Rate Loans described in the preceding subsection.
(c)Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) Eurocurrency Rate Loans and RFR Loans in the aggregate may be outstanding hereunder at any one time.
(d)Continuations and Conversions of Eurocurrency Rate Loans. Except as otherwise provided herein, (i) a Eurocurrency Rate Loan may be continued and (ii) a Term SOFR Loan may be continued, in each case, only on the last day of an Interest Period for such Eurocurrency Rate Loan or Term SOFR Loan, as applicable. During the existence of a Default or Event of Default, no Loans may be requested as or converted to Eurocurrency Rate Loans or RFR Loans without the consent of the Required Lenders.
2.03     Maximum Commitment; Minimum Loan Amounts. The Maximum Commitment shall not exceed $400,000,000 without the consent of all Lenders. Each Borrowing of, conversion to or continuation, as applicable, of Eurocurrency Rate Loans and RFR Loans shall be in a principal amount that is an integral multiple of the Specified Amount of 100,000 and not less than the Specified Amount of 500,000, and each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an amount that is an integral multiple of $100,000 and not less than $500,000; provided, however, that a Borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required for the reimbursement of a Letter of Credit under Section 2.07(d).
2.04    Funding.
(a)Funding by Lenders; Presumption by Administrative Agent. Each Lender shall make the proceeds of its Applicable Percentage of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the account of the appropriate Borrower Party no later than 2:00 p.m. on the borrowing date in Same Day Funds for any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice, and upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall promptly deposit such proceeds in Same Day Funds in such Borrower Party’s account at Administrative Agent specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, shall wire transfer such funds as requested. The failure of any Lender to advance any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance its Loans required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Applicable Percentage of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower Party a corresponding amount. No Credit Extension shall be funded or held with Plan Assets.
(b)Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 13.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.06(c).
2.05     Interest.
(a)Interest Rate. Subject to the provisions of clause (b) below: (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) each Daily Simple RFR Loan denominated in Sterling shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin; (iii) each SOFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable SOFR Rate plus the Applicable Margin for the applicable Interest Period, as applicable; and (iv) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin. For the avoidance of doubt, at any time, each Loan shall have only one Interest Period (if applicable) and one Interest Option (if applicable).
(b)Default Rate.
(i)If any amount of principal of the Obligations is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a)) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate; and
(ii)If any amount (other than principal of the Obligations) payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.05(a)), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.
(c)SOFR Interest. Promptly (and in any event, no later than three (3) Business Days prior to the applicable Interest Payment Date for such SOFR Interest Payment) upon the determination of any SOFR Interest Payment, the Administrative Agent shall notify each of: (i) the Borrower Parties of the amount of such SOFR Interest Payment; (ii) each relevant Lender of the proportion of that SOFR Interest Payment which relates to such Lender’s pro rata share of the relevant SOFR Loan; and (iii) the relevant Lenders and the Borrower Parties of each applicable rate of interest and the amount of interest for each day relating to the determination of that SOFR Interest Payment (including a breakdown of such rate and amount of interest as between the applicable rate and the Daily Simple RFR for Dollars for such date and any other information that the Borrower Parties may reasonably request in relation to the calculation of such rate and amount or the determination of that SOFR Interest Payment).
(d)Conforming Changes. In connection with the use or administration of Daily Simple RFR for Dollars and/or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document (except as otherwise provided for herein). The Administrative Agent will promptly notify the Borrower Parties and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple RFR for Dollars and/or Term SOFR.
2.06    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the Eurocurrency Rate Loans, RFR Loans and Base Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Fund Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.
2.07    Letters of Credit.
(a)Letter of Credit Commitment.
(i)Subject to the terms and conditions hereof, on any Business Day during the Availability Period: (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of Lenders set forth in this Section 2.07: (1) to issue Letters of Credit denominated in Dollars or in an Alternative Currency for the account of a Borrower Party, in aggregate face amounts that shall be not less than the Specified Amount of 500,000, as a Borrower Party may request (except to the extent a lesser amount is requested by such Borrower Party and agreed by Administrative Agent and the Letter of Credit Issuer), and to amend or extend Letters of Credit previously issued by it; and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower Party and any drawings thereunder; provided, however that after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (1) the Principal Obligation will not exceed the Borrowing Base; (2) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment; and (3) the Letter of Credit Liability will not exceed the Letter of Credit Sublimit.
(ii)The Letter of Credit Issuer shall not issue any Letter of Credit, if: (A) subject to Section 2.07(c)(iii), the expiry date of such Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the Letter of Credit Issuer has approved such expiry date in its sole discretion; or (B) the expiry date of such Letter of Credit would occur after the date occurring 30 days prior to the Stated Maturity Date, without the consent of the Letter of Credit Issuer and all Lenders, in which case any such Letter of Credit shall be Cash Collateralized on or before the date occurring 30 days prior to the Stated Maturity Date.
(iii)The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it (for which the Letter of Credit Issuer is not otherwise compensated hereunder);
(B)the issuance of such Letter of Credit would violate any Laws or one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
(C)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(D)any Lender is at that time a Defaulting Lender, unless the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the applicable Borrower Party or such Defaulting Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liability as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if: (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)The Letter of Credit Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities: (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included Letter of Credit Issuer with respect to such acts or omissions; and (B) as additionally provided herein with respect to Letter of Credit Issuer.
(b)Revolving Nature of Letters of Credit Issuance. Within the foregoing limits of subsection (a) above, and subject to the terms and conditions hereof, a Borrower Party’s ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower Party may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any pending drawing) or that have been drawn upon and reimbursed. The Letter of Credit Issuer shall have the right to approve the form of Letter of Credit requested.
(c)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower Party delivered to the applicable Letter of Credit Issuer (with a copy to Administrative Agent) in the form of a Request for Credit Extension, appropriately completed and signed by a Responsible Officer of such Borrower Party. Such Request for Credit Extension may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer. Such Request for Credit Extension shall be delivered together with a Borrowing Base Certificate and must be received by the applicable Letter of Credit Issuer and Administrative Agent not later than 1:00 p.m. at least four (4) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit (or such later date and time as Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Request for Credit Extension shall specify in form and detail satisfactory to the applicable Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, the related Request for Credit Extension shall specify in form and detail satisfactory to the Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the applicable Borrower Party shall furnish to the applicable Letter of Credit Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or Administrative Agent may reasonably require.
(ii)Promptly after receipt of any Request for Credit Extension relating to a Letter of Credit, the applicable Letter of Credit Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Request for Credit Extension from a Borrower Party and, if not, the applicable Letter of Credit Issuer will provide Administrative Agent with a copy thereof.
(A)With respect to requests for Letters of Credit, unless the Letter of Credit Issuer has received written notice from any Lender, Administrative Agent or any Borrower Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more “applicable” conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(B)With the approval of Administrative Agent and the applicable Letter of Credit Issuer, the risk participation of each Lender with respect to Letters of Credit shall terminate upon the occurrence of the Maturity Date and the full and final payment of the Obligations (other than the Cash Collateralized Letter of Credit Liability described below), and the applicable Issuer Documents, rather than this Credit Agreement, shall govern the rights and obligations of Administrative Agent, the Letter of Credit Issuer and Borrower Parties with respect to such Letter of Credit Liability, so long as the Borrower Parties have Cash Collateralized all Letter of Credit Liability then outstanding, to the satisfaction of Administrative Agent and the Letter of Credit Issuer, in their respective sole discretion.
(iii)If a Borrower Party so requests in any applicable Request for Credit Extension, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, a Borrower Party shall not be required to make a specific request to the applicable Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, each Lender shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Stated Maturity Date; provided, however, that Letter of Credit Issuer shall not permit any such extension if: (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.07 or otherwise); or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or any Borrower Party that one or more of the applicable conditions specified in Section 7.02 and, if applicable, Section 7.03 is not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the applicable Borrower Party and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(d)Drawings and Reimbursements; Funding of Participation.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Letter of Credit Issuer shall notify the applicable Borrower Party and Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Letter of Credit Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (or, in either case, if notice of such drawing is not given to the applicable Borrower Party by 1:00 p.m. on such date, the next Business Day) (each such date, an “Honor Date”), the applicable Borrower Party shall reimburse the applicable Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing. If a Borrower Party fails to so reimburse the applicable Letter of Credit Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and, in the case of any Letter of Credit, the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower Party shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Borrowing Base and the conditions set forth in Section 7.02 and, if applicable, Section 7.03 (other than the delivery of a Loan Notice). Any notice given by the Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.07(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender (including the Lender acting as Letter of Credit Issuer) shall upon any notice pursuant to Section 2.07(d)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Letter of Credit Issuer at Administrative Agent’s Office in an amount equal to such Lender’s Applicable Percentage of the Unreimbursed Amount, not later than 3:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.07(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower Party in such amount. Administrative Agent shall remit the funds so received to the applicable Letter of Credit Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 7.02 and, if applicable, Section 7.03, cannot be satisfied or for any other reason, the applicable Borrower Party shall be deemed to have incurred from the applicable Letter of Credit Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.07.
(iv)Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.07(d) to reimburse the applicable Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(v)Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.07(d), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, any Borrower Party, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.07(d) is subject to the conditions set forth in Section 7.02 and, if applicable, Section 7.03 (other than delivery of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower Party to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Lender fails to make available to Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(d) by the time specified in Section 2.07(d)(ii), then, without limiting the other provisions of this Credit Agreement, the Letter of Credit Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(e)Repayment of Participations.
(i)At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.07(d), if Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower Party or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.
(ii)If any payment received by Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.07(d)(i) is required to be returned under any of the circumstances described in Section 13.04 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of Lenders under this clause (ii) will survive the payment in full of the Obligations and the termination of this Credit Agreement.

(f)Obligations Absolute. The obligation of each Borrower Party to reimburse the Letter of Credit Issuer for each drawing under the applicable Letters of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that any Borrower Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Letter of Credit Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the applicable Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of a Borrower Party or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice a Borrower Party;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower Party.
Each Borrower Party shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower Party’s instructions or other irregularity, such Borrower Party will immediately notify the applicable Letter of Credit Issuer. Each Borrower Party shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
(g)Role of Letter of Credit Issuer. Each Lender and each Borrower Party agree that, in paying any drawing under a Letter of Credit, the applicable Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Letter of Credit Issuer, nor any of its Related Parties, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Request for Credit Extension. Each Borrower Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Letter of Credit Issuer, nor any of its Related Parties, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.07(f); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower Party may have a claim against the applicable Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower Party, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower Party which such Borrower Party proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(h)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.
(i)Applicability of ISP98. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the applicable Borrower Party when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, Letter of Credit Issuer shall not be responsible to the Borrower Parties for, and Letter of Credit Issuer’s rights and remedies against any Borrower Party shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
2.08    Payment of Fund Borrower Guaranties. In consideration of Lenders’ agreement to advance funds to a Qualified Borrower hereunder, to cause Letters of Credit to be issued for the account of a Qualified Borrower, and to accept Fund Borrower Guaranties in support thereof, each Fund Borrower hereby authorizes, empowers, and directs Administrative Agent, for the benefit of Lenders and the Letter of Credit Issuer, to disburse directly to Lenders, with written notice to such Fund Borrower, in PIK Funds an amount equal to the amount due and owing under any Qualified Borrower Note or Fund Borrower Guaranty, together with all interest, costs, expenses and fees due to Lenders pursuant thereto in the event the Administrative Agent shall have not received payment of such Obligations when due. Administrative Agent will promptly notify Fund Borrowers in writing of any disbursement made to Lenders pursuant to the terms hereof, provided that the failure to give such notice shall not affect the validity of the disbursement. Any such disbursement made by Administrative Agent to Lenders shall be deemed to be a Base Rate Loan (provided that any PIK Funds shall be deemed to be the same Type of Loan as the underlying Loan for which such disbursement is made), and Fund Borrowers shall be deemed to have given to Administrative Agent, in accordance with the terms and conditions of Section 2.02(a), a joint and several Loan Notice with respect thereto. Administrative Agent may conclusively rely on Lenders as to the amount due to Lenders under any Qualified Borrower Note or Fund Borrower Guaranty. For the avoidance of doubt, if the advance of PIK Funds pursuant to this Section 2.08 would result in an Additional Borrowing Base Deficiency, the provisions of Section 3.04(a) shall apply.
2.09     Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used solely for the purposes permitted under the Corporate Documents and the Constituent Documents of the Borrower Parties. Neither Lenders nor Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit, and neither Lenders nor Administrative Agent shall be obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Corporate Documents or the Constituent Documents of the Borrower Parties. Nothing, including, without limitation, any Borrowing, any conversion or continuation thereof, or any issuance of any Letter of Credit, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or Administrative Agent as to whether any investment by a Borrower Party is permitted by the terms of the Corporate Documents or the Constituent Documents of any Borrower Party. Each Borrower Party agrees to respond promptly to any reasonable written requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower Party shall to its actual knowledge use the proceeds of any Loan hereunder to purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each request for Borrowing hereunder, the requesting Borrower Party shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower Party to, directly or indirectly, either (x) purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund advised by a Lender or an Affiliate thereof.
2.10    Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrower Parties shall pay or cause to be paid (including with PIK Funds) to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, an unused commitment fee on the daily amount of the Maximum Commitment which was unused (through the extension of Loans or issuance of Letters of Credit) during the immediately preceding calendar quarter, at the rate of thirty-five basis points (0.35%) per annum on the aggregate Commitments of the Lenders which was unused (through the extension of Loans or the issuance of Letters of Credit), calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter and on the Maturity Date for the period from the end of the preceding calendar quarter until the Maturity Date. Borrower Parties and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to the Borrower Parties as described herein and for no other purposes and shall be due and payable whether or not the conditions precedent in Section 7.02 are satisfied.
2.11    Administrative Agent and Arranger Fees. The Borrower Parties shall pay to Administrative Agent and Lead Arranger fees in consideration of the arrangement of the Commitments and administration of this Credit Agreement, which fees shall be payable in amounts and on the dates agreed to between Main Fund and Administrative Agent in a separate fee letter agreement.
2.12    Letter of Credit Fees.
(a)Letter of Credit Fee. The Borrower Parties shall pay or cause to be paid (including with PIK Funds) to Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage, a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to the Applicable Margin per annum times the daily amount available to be drawn under such Letter of Credit. Such fee shall be: (i) due and payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the first such date to occur after the issuance of any Letter of Credit, on the Maturity Date, and thereafter (if applicable) on demand; and (ii) computed quarterly in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Administrative Agent or the Required Lenders, while any Event of Default exists, such fee shall accrue at a rate equal to the Applicable Margin determined pursuant to this clause (a) plus 2%.
(b)Fronting Fee and Administrative Charges. If more than one Lender is a party to this Credit Agreement, the Borrower Parties shall pay or cause to be paid (including with PIK Funds) to the Letter of Credit Issuer, for its own account, in consideration of the issuance and fronting of Letters of Credit, a fronting fee with respect to each Letter of Credit, at a rate equal to 0.15% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter (if applicable) on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. In addition, the Borrower Parties shall pay or cause to be paid (including with PIK Funds) directly to the Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
2.13    Computation of Interest and Fees. All computations of interest for Base Rate Loans (other than when the Base Rate is calculated based off Daily Simple RFR) and Loans denominated in Sterling, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that interest on Loans denominated in any currency other than Dollars or Sterling as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans. Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.03 bear interest for one day.
2.14    Cash Collateral.
(a)Certain Credit Support Events. If: (i) the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid in accordance with the provisions of this Credit Agreement; (ii) as of the Letter of Credit Collateralization Date, any Letter of Credit Liability for any reason remains outstanding; (iii) the applicable Borrower Party shall be required to provide Cash Collateral pursuant to Section 11.02(d); or (iv) there shall exist a Defaulting Lender; the Borrower Parties shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by Administrative Agent or the applicable Letter of Credit Issuer and consultation with the Borrower Parties, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral shall be funded by the proceeds of Capital Calls, and not from any other source. All Cash Collateral to be provided by the Borrower Parties pursuant to this Section 2.14 shall be in the currency or currencies of the underlying Letters of Credit.
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at SMBC. The Borrower Parties, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) Administrative Agent, for the benefit of Administrative Agent, the Letter of Credit Issuer and Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower Parties will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower Parties shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.07, 2.15, 3.04, 3.06 or 11.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Liability, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following: (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its Assignee following compliance with Section 13.11(b)(vii))); or (ii) the determination by Administrative Agent and the applicable Letter of Credit Issuer that there exists excess Cash Collateral; provided, however: (x) that Cash Collateral furnished by or on behalf of a Borrower Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 11.04); and (y) the Person providing Cash Collateral and the applicable Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15     Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.17 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.02, shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower Parties, to be held in a deposit account and released pro rata in order to: (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of

Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liability owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liability owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liability are held by Lenders pro rata in accordance with the Total Credit Exposures hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)A Defaulting Lender (x) shall not be entitled to receive any unused commitment fee payable under Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12.
(B)Each Lender that is a Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)With respect to any fee payable under Section 2.10 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or clause (B) above, the Borrower Parties shall: (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to the applicable Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender; and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure for Letters of Credit. All or any part of the participation amount in the Letter of Credit Liability of any Lender that is a Defaulting Lender shall be reallocated among the other

Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that: (x) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless the Borrower Parties shall have otherwise notified Administrative Agent at such time, the Borrower Parties shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower Parties shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)Defaulting Lender Cure. If the Borrower Parties, Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    Investor Designation Letter. The Borrowing Base Investors shall be indicated as such in the Investor Designation Letter delivered by Administrative Agent on the Closing Date, which may be updated from time to time by Administrative Agent, and, when so updated, shall supersede and replace the prior Investor Designation Letter.
2.17    Extension of Maturity Date.
(a)Request for Extension. The Fund Borrowers shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term, not longer than three hundred sixty-four (364) days, subject to satisfaction of the following conditions precedent:
(i)each of the extending Lenders and the Administrative Agent consent to the extension in their sole discretion;
(ii)as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan

Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;
(iii)the Fund Borrowers shall have paid an Extension Fee to the Administrative Agent for the benefit of the extending Lenders consenting to such extension;
(iv)no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (v) or on the initial Stated Maturity Date;
(v)the Fund Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender); and
(vi)the Loan Parties shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of any extension of the Stated Maturity Date.
(b)Exiting Lenders and Remaining Lenders. If any Lender does not consent to such extension (each such Lender, an “Exiting Lender”), then:
(i)Such Exiting Lender’s Commitment will not be extended;
(ii)On the Stated Maturity Date in effect before giving effect to such extension, such Exiting Lender’s Commitments may be reallocated among those Lenders who consent to such extension (all such Lenders, the “Remaining Lenders”), subject to such Remaining Lenders’ consent, at the discretion of the Administrative Agent and the Fund Borrowers, and the Administrative Agent may amend Schedule 1.01A to reflect such reallocation;
(iii)On the Stated Maturity Date in effect before giving effect to such extension: (A) the Administrative Agent will, without the necessity of the consent of any other Person, reallocate all of the Credit Extensions to and among the Remaining Lenders to the extent necessary to reflect each Remaining Lender’s pro rata share thereof based on their respective Commitments after giving effect to termination of the Exiting Lender’s Commitment; provided that in no event shall such reallocation result in any Remaining Lender holding an interest in Credit Extensions in excess of its Commitment; (B) to the extent necessary, the Administrative Agent shall request from each Remaining Lender, and each Remaining Lender will pay to the Administrative Agent, an amount equal to such Remaining Lender’s pro rata share of the amount outstanding with respect to Credit Extensions equal to the amount that would otherwise be necessary to purchase such Remaining Lender’s share of such Credit Extensions of the Exiting Lender without premium or discount in accordance with Section 2.04, (C) to the extent such reallocation is insufficient to pay all such Obligations owed to the Exiting Lender, the Borrower

Parties hereby promise to pay the principal amount of the Obligations owed to such Exiting Lender outstanding on the Stated Maturity Date in effect before giving effect to such extension, together with all accrued but unpaid interest thereon, and any amounts due pursuant to Section 4.05 as a result of such payments occurring on any date other than an Interest Payment Date, and any other outstanding Obligations owed to such Exiting Lender (other than contingent indemnification obligations for which no demand has been made), (D) to the extent actually received, the Administrative Agent shall pay to the Exiting Lender, in immediately available funds, such amounts owing to such Exiting Lender, in each case notwithstanding any prohibition in the Loan Documents on the order or priority of payments to all Lenders on a pro rata basis, such that all such Obligations owing by the Borrower Parties to the Exiting Lenders are paid and satisfied in full, and (E) such transfers shall be made on the books and records of the Administrative Agent as shall be necessary to reflect such revised pro rata shares of Credit Extensions and shall be deemed to be accurate and complete in all respects, absent manifest error;
(iv)Notwithstanding anything to the contrary herein, until such time as the Exiting Lender receives payment in full of its Obligations (other than contingent indemnification obligations for which no demand has been made) pursuant to Section 2.17(b)(iii): (A) all amounts owing to the Exiting Lender under the Loan Documents shall continue to be Obligations secured by the Collateral; and (B) the Loan Parties shall remain liable for payment in full of any and all amounts due and owing to the Exiting Lender under this Credit Agreement and the Loan Documents, whether in respect of principal, interest, fees, expenses, or otherwise, and nothing herein shall be deemed to relieve or in any other way excuse the Loan Parties or any other applicable Pledging Party of any such liability; and
(v)On the Stated Maturity Date in effect before giving effect to such extension, automatically and without any further action, such Exiting Lender will no longer be deemed a Lender under this Credit Agreement or any other Loan Document, such Exiting Lender will have no rights or obligations hereunder, except such rights and obligations that may survive pursuant to the terms of this Credit Agreement or any other Loan Document or as otherwise specified herein, and such Exiting Lender’s Commitment will not be included in the calculation of Required Lenders.
2.18    Increase in the Maximum Commitment.
(a)Request for Increase. Provided there exists no Event of Default or Default, and subject to compliance with the terms of this Section 2.18, with the consent of the Administrative Agent, such consent to be given in its sole and absolute discretion, the Fund Borrowers may increase the Maximum Commitment to an amount not exceeding $400,000,000. Such increase may be done in one or more requested increases, in $25,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).
(b)Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which (unless otherwise agreed in writing by the Administrative Agent) shall be no less than fifteen (15) Business Days after receipt of a Facility Increase Request and shall notify the Fund Borrowers and the Lenders of the Increase Effective Date.
(c)Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i)the Fund Borrowers shall deliver to Administrative Agent a Facility Increase Request;
(ii)on or prior to the proposed date of such Facility Increase, the Borrower Parties shall have paid to the Administrative Agent the Facility Increase Fee;
(iii)if applicable, the Borrower Parties shall execute replacement Notes, as applicable, reflecting the Facility Increase;
(iv)as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;
(v)no Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately before giving effect to the Facility Increase;
(vi)on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders that has been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) shall have joined this Credit Agreement in accordance with Section 13.11 and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;
(vii)the Loan Parties, if applicable, shall deliver a favorable written opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to each new Lender and its counsel, dated as of the Increase Effective Date; and
(viii)Loan Parties, if applicable, shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Increase Effective Date.
For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the credit facility provided herein. No Lender shall be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.
(d)Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining this Credit Agreement or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.18) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as its Applicable Percentage. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.04 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrower Parties shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.05 as a result of such reallocation occurring on any date other than an Interest Payment Date.
3.PAYMENT OF OBLIGATIONS.
3.01    Notes.
(a)The Borrowings funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Borrowings made by Lenders to the applicable Borrower Party and the principal, interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of such Borrower Party hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, in the absence of manifest error.
(b)Upon the request of any Lender made through the Administrative Agent, the applicable Borrower Party shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower Party agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.11, in renewal of and substitution for the Note previously issued by such Borrower Party to the affected Lender.
3.02    Payment of Interest.
(a)Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other Same Day Funds by Administrative Agent or in PIK Funds.
(b)Interest Payment Dates. Accrued and unpaid interest: (i) on the Obligations shall be due and payable in arrears on each Interest Payment Date; (ii) on any Loans of a

Borrower Party prepaid hereunder, on the date of such prepayment; and (iii) on any Obligations of a Borrower Party hereunder on which such Borrower Party is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent; provided, however, that unless (A) the Borrower Parties notify Administrative Agent at least five Business Days prior to an Interest Payment Date that such Borrower Party intends to pay interest on the Obligations with funds not borrowed hereunder, subject to Section 2.01, all accrued and unpaid interest on the Obligations (other than Obligations with respect to which a Qualified Borrower is in default as referenced in clause (iii) above) shall be capitalized and added to the principal amount of the applicable Loan on the applicable Interest Payment Date, and such Loan in such increased principal amount may be continued as a Loan under the terms of Section 2.02 (any amounts which are capitalized and added to the principal amount of the Loans (whether as a payment of interest or other amounts as provided hereunder), are referred to as “PIK Funds”) or (B) such increased principal amount would result in a mandatory prepayment being required pursuant to Section 3.04. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(c)Direct Disbursement. If, at any time, Administrative Agent or the Letter of Credit Issuer shall not have received (either in Same Day Funds or in PIK Funds) on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the Collateral Accounts to Lenders or Letter of Credit Issuer, in accordance with the terms hereof, to the extent available therein for payment of any such amount.
3.03    Payments of Obligation.
(a)Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
(b)Payments Generally. All payments of principal of and interest on the Obligations under this Credit Agreement by any Borrower Party to or for the account of Lenders, or any one of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by such Borrower Party. Except as otherwise expressly provided herein (including, without limitation, Section 3.02(b)) and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower Parties hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein; provided, however, that unless (A) any Borrower Party notifies Administrative Agent in accordance with Section 3.02(b) to the contrary or (B) any payment made with PIK Funds would result in a mandatory prepayment being required pursuant to Section 3.04, Borrower Parties hereby irrevocably request Administrative Agent to make such payment with PIK Funds. Except as otherwise expressly provided herein (including, without limitation, Section 3.02(b)), all payments by the Borrower Parties hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent on the dates specified herein; provided, however, that unless (A) any Borrower Party notifies Administrative Agent to the contrary in accordance with Section 3.02(b) or (B) the increased principal amount of any PIK Funds would result in a mandatory prepayment being required pursuant to Section 3.04, Administrative Agent is hereby authorized to pay to the applicable

Lender to which such payment is owed with the proceeds of PIK Funds that are calculated based on the applicable Spot Rate at the time such payment is made. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower Party is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Administrative Agent: (i) after 3:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)Clawback.
(i)Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or RFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00  noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then such Lender and the applicable Borrower Party severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to Base Rate Loans; provided, however, that if and to the extent that funds are not available in the Collateral Accounts or are otherwise contractually committed as determined in the applicable Pledging Party’s good faith judgment where sufficient Collateral remains available to make such payment by the expiration of the twelve (12) Business Day period below, to the extent that it is necessary for the Fund Borrowers to issue Capital Call Notices to fund such required payment, such payment shall be made within twelve (12) Business Days after Administrative Agent’s demand (and, in any event, the Fund Borrowers shall issue such Capital Call Notices and shall make such payment promptly after the related Capital Contributions are received). If any Borrower Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower

Party the amount of such interest paid by such Borrower Party for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. Any payment by a Borrower Party shall be without prejudice to any claim such Borrower Party may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower Parties; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from a Borrower Party prior to the date on which any payment is due to Administrative Agent for the account of any Lender or the Letter of Credit Issuer hereunder that such Borrower Party will not make such payment, Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if such Borrower Party has not in fact made such payment, then each applicable Lender or Letter of Credit Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.
A notice of Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
3.04    Mandatory Prepayment.
(a)Excess Loans Outstanding. (i) If, on any day, the Principal Obligation exceeds the Borrowing Base due to a change in the Dollar Equivalent value of the Principal Obligation on a Revaluation Date (in each case, an “FX-Related Borrowing Base Deficiency”), then the applicable Borrower Party shall, upon the earlier of: (x) written notice thereof given by the Administrative Agent to the Fund Borrowers or (y) any Responsible Officer of a Borrower Party obtaining knowledge thereof, pay without further demand to Administrative Agent, for the benefit of Lenders, an amount sufficient that, after giving effect to such prepayment and any Capital Calls to fund it, there would no longer exist an FX-Related Borrowing Base Deficiency; and (ii) if, on any day, the Principal Obligation exceeds the Borrowing Base (other than under the circumstance described in clause (i) above) for any reason (an “Additional Borrowing Base Deficiency”) then the applicable Borrower Party shall, upon the earlier of: (x) written notice thereof given by the Administrative Agent to the Fund Borrowers or (y) any Responsible Officer of a Borrower Party obtaining knowledge thereof, pay without further demand to Administrative Agent, for the benefit of Lenders, an amount sufficient that, after giving effect to such prepayment and any Capital Calls to fund it, there would no longer exist an Additional Borrowing Base Deficiency; in each case of clause (i) and clause (ii) above, such payment shall be made in Same Day Funds: (A) if and to the extent that funds are available in the Collateral Accounts and, to the extent consented to in writing by the Administrative Agent, not otherwise contractually committed as determined in the applicable Pledging Party’s good faith judgment where sufficient Collateral remains available to cure such mandatory prepayment by the expiration of the cure period set forth in clause (B) below, promptly upon such occurrence (but in no event later than two Business Days after such occurrence), to the extent such funds are available in the Collateral Accounts; and (B) within ten (10) Business Days of such occurrence to the extent that it is necessary for the Fund Borrowers to issue Capital Call Notices to fund such required payment (and the Fund Borrowers shall issue such Capital Call Notices during such time, and shall pay such excess immediately after the Capital Contributions relating to such Capital Call Notice are received).

(b)[Reserved].
(c)Excess Letters of Credit Outstanding. If the amount of any Borrowing Base Deficiency is attributable to Loans (plus, for the avoidance of doubt, any other then-due Obligation of the Borrower Parties other than Letter of Credit Liability), the applicable Borrower Parties shall Cash Collateralize the Letter of Credit Liability in the amount sufficient that, after giving effect to such prepayment and/or Cash Collateralization and any Capital Calls to fund such prepayment and/or Cash Collateralization, no such Borrowing Base Deficiency would exist, when required pursuant to the terms of Section 3.04(a).
3.05    Voluntary Prepayments. Any Borrower Party may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by Administrative Agent not later than: (i) 2:00 p.m. two (2) RFR Business Days prior to any date of prepayment of Daily Simple RFR Loans in Dollars; (ii) 2:00 p.m. one (1) RFR Business Day prior to any date of prepayment of Term SOFR Loans; (iii) 2:00 p.m. three (3) Eurocurrency Banking Days prior to any date of prepayment of Eurocurrency Rate Loans; (iv) 2:00 p.m. three (3) RFR Business Days prior to any date of prepayment of Daily Simple RFR Loans in an Alternative Currency; and (v) 1:00 p.m. on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurocurrency Rate Loans or RFR Loans in a particular Currency shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof); and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment, the Type(s) of Loan to be prepaid. Administrative Agent will promptly notify each Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower Party, such Borrower Party shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or RFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05. Subject to Section 2.15, each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Applicable Percentage.
3.06    Reduction or Early Termination of Commitments. So long as no Request for Credit Extension is outstanding, the Borrower Parties may terminate the Commitments, or permanently reduce the aggregate Commitments, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction five (5) Business Day prior to the effective date of such termination or reduction (which date shall be specified by the applicable Borrower Party in such notice), provided that: (a) any such partial reduction shall be in an aggregate amount of the Dollar Equivalent of $5,000,000 or more; (b) the Borrower Parties shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Obligation would exceed the aggregate Commitments (except that if such Principal Obligation consists solely of Letter of Credit Liability, the Borrower Parties may provide Cash Collateral for such Letter of Credit Liability and terminate the aggregate Commitments); and (c) if, after giving effect to any reduction of the aggregate Commitments, the Letter of Credit Sublimit would exceed the amount of the aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify all Lenders of any such notice of termination or reduction of the aggregate Commitments. In no event may the Borrower Parties reduce the aggregate Commitments to the Dollar Equivalent of less than $10,000,000 (other than by a termination of all the Commitments), except in the case that the outstanding Principal Obligation consists solely of Letter of Credit Liability, in which case the Borrower Parties may reduce the aggregate Commitments to the amount of Letter of Credit Liability outstanding. Any reduction of the aggregate Commitments shall be applied to the

Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.
3.07    Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Eurocurrency Rate Loan or RFR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Base Rate Loan; and (c) change its Lending Office from time to time by notice to Administrative Agent and the Borrower Parties. In such event, such Lender shall continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option, if applicable, selected from time to time by the Borrower Parties for such Borrowing period.
3.08    Joint and Several Liability. Each Fund Borrower acknowledges, agrees, represents and warrants the following:
(a)Inducement. The Lenders have been induced to make the Loans to and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the applicable Loan Parties in part based upon the assurances by each Fund Borrower that each Fund Borrower desires that the Obligations of the Fund Borrowers be honored and enforced as separate obligations of each Fund Borrower, should Administrative Agent and the Lenders desire to do so.
(b)Combined Liability. Notwithstanding the foregoing, the Fund Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities of the Loan Parties, including, without limitation, the Obligations, and Administrative Agent and the Lenders may at their option enforce the entire amount of the Obligations against any one or more Fund Borrowers.
(c)Separate Exercise of Remedies. Administrative Agent (on behalf of the Lenders) may exercise remedies against each Fund Borrower and its property separately, whether or not Administrative Agent exercises remedies against the other Fund Borrowers or their property. Administrative Agent may enforce one or more Fund Borrower’s obligations without enforcing the other Fund Borrowers’ obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Fund Borrower’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of the other Fund Borrowers. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by such Collateral Documents under the applicable state Law.
4.CHANGE IN CIRCUMSTANCES.
4.01    Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Borrower Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the withholding agent, as determined under applicable U.S. Treasury Regulations or other applicable Law) require the deduction or withholding of any Tax from any such payment by Administrative Agent or a Borrower Party, then Administrative Agent or such Borrower Party shall be entitled to make such deduction or withholding.
(ii)If any Borrower Party or Administrative Agent shall be required by the Code or any applicable Laws to withhold or deduct any Taxes from any payment, then: (A) such Borrower Party or Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the Code or such applicable Laws and, if relevant, the information and documentation it has received, if any, pursuant to subsection (e) below; (B) such Borrower Party or Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or such applicable Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by Borrower Parties. Without limiting the provisions of subsection (a) above, each Borrower Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)Borrower Parties shall, and do hereby, indemnify each Recipient, and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the applicable Borrower Party by a Lender or the Letter of Credit Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.
(ii)Each Lender and the Letter of Credit Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor: (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Letter of Credit Issuer (but only to the extent that any Borrower Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so); (B) Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(e) relating to the maintenance of a Participant Register; and (C) Administrative Agent against any Excluded Taxes attributable to such Lender or the Letter of Credit Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender and the Letter of Credit Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Letter of Credit Issuer, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent or the Borrower Parties under this Section 4.01(c)(ii).
(d)Evidence of Payments. Upon request by a Borrower Party or Administrative Agent, as the case may be, after any payment of Taxes by such Borrower Party or by Administrative Agent to a Governmental Authority as provided in this Section 4.01, such Borrower Party shall deliver to Administrative Agent or Administrative Agent shall deliver to such Borrower Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or other evidence of such payment reasonably satisfactory to such Borrower Party or Administrative Agent, as the case may be.
(e)Status of Recipients; Tax Documentation.
(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Parties and Administrative Agent, at the time or times reasonably requested by the Borrower Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower Parties or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Parties or Administrative Agent as will enable the Borrower Parties or Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B), 4.01(e)(ii)(D) and 4.01(e)(ii)(E)) shall not be required if in the applicable Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)Without limiting the generality of the foregoing, if any Borrower Party is a U.S. Person:
(A)any Recipient that is a U.S. Person shall deliver to the applicable Borrower Party and Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower Party and Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower Party (or the Borrower Parties in the aggregate) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Parties and Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S.

federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Parties or Administrative Agent to determine the withholding or deduction required to be made;
(D)if a payment made to a Recipient under any Loan Document would be subject to withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code or any applicable intergovernmental agreement, as applicable), such Recipient shall deliver to the Borrower Parties and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower Parties or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any applicable intergovernmental agreement, as applicable) and such additional documentation reasonably requested by the Borrower Parties or Administrative Agent as may be necessary for the Borrower Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement; and
(E)Administrative Agent shall deliver to Borrower Parties executed copies of (i) if such Administrative Agent is a U.S. Person, IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding Tax or (ii) if such Administrative Agent is not a U.S. Person, (A) with respect to amounts received on its own account, an executed applicable IRS Form W-8ECI and (B) with respect to amounts received on account of any Lender, an executed IRS Form W-8IMY certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower Parties to be treated as a “United States person” as set forth in U.S. Treasury Regulation Section 1.1441-1T(b)(2)(iv).
(iii)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower Parties and Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower Party or with respect to which any Borrower Party has paid additional amounts pursuant to this Section 4.01, it shall pay to such Borrower Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower Party under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower Parties, upon the written request of such Recipient, agree to repay the amount paid over to any such Borrower Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to a Borrower Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower Party or any other Person.
(g)Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Letter of Credit Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
4.02    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to (a) purchase or sell, or to take deposits of, the applicable currency or (b) determine or charge interest rates based upon any RFR, any Eurocurrency Rate or any Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower Parties through the Administrative Agent, (i) in the case of any determination described in the foregoing clause (a), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender in such currency shall, at the option of the Borrower Parties, be converted to, and shall continue, as Base Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be on the last day of the Interest Period therefor (if applicable), if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day, and (ii) in the case of any determination described in the foregoing clause (b), any obligation of such Lender to maintain Loans accruing interest at the Eurocurrency Rate, the Adjusted Eurocurrency Rate, Term SOFR, Daily Simple RFR or based upon any other RFR, as applicable, or to convert Loans accruing interest calculated by reference to the Base Rate (unless the Base Rate is also calculated off Daily Simple RFR for Dollars in accordance with the definition of “Base Rate”) to be Loans accruing interest calculated by reference to the Eurocurrency Rate, the Adjusted Eurocurrency Rate, Term SOFR, Daily Simple RFR or any other RFR, as applicable shall be suspended until such Lender notifies the Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist. Until the time of such notice by such Lender in the case of the foregoing clause (ii), the Loans or Obligations of such Lender outstanding at the time of such suspension shall, at the option of the applicable Borrower Party, be continued as Base Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be on the last day of the Interest Period therefor (if applicable), if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day. Upon the prepayment of any such Loans, the applicable Borrower Party shall also pay accrued and unpaid interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
4.03    Inability to Determine Rates; Benchmark Replacement Setting.
(a)Inability to Determine Rates.
(i)Subject to Section 4.03(b), in connection with any Loan Notice with respect to any RFR Loan or otherwise, if for any reason (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (x) if any Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such “Daily Simple RFR” pursuant to the definition thereof, or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR with respect to a proposed SOFR Loan on or prior to the first day of the applicable Interest Period, (B) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (C) the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that (x) if any Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, such Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of either of the foregoing clause (x) or clause (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case the Administrative Agent shall promptly give notice thereof to the Borrower Parties. Upon notice thereof by the Administrative Agent to the Borrower Parties, any obligation of the Lenders to make RFR Loans in each such affected currency, and any right of the Borrower Parties to convert any Loan in each such currency (if applicable) to or continue any Loan as an RFR Loan in each such affected currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (C) above, at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower Parties may revoke any pending Loan Notice with respect to RFR Loans in each such affected currency (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any Loan Notice with respect to any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, the Borrower Parties will be deemed to have converted any such request into a Loan Notice for a Borrowing of or conversion to Base Rate Loans in the amount specified therein, and (II) in the case of any Loan Notice of any affected Daily Simple RFR Loans in an Alternative Currency, then such request shall be ineffective, and (2)(I) any outstanding affected Daily Simple RFR Loans in Dollars will be deemed to have been converted into Base Rate Loans immediately, (II) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base

Rate Loans at the end of the applicable Interest Period, and (III) any outstanding affected Daily Simple RFR Loans in an Alternative Currency, at the Borrower Parties’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (y) be prepaid in full, together with accrued interest thereon (subject to Section 13.13) immediately; provided that if no election is made by the Borrower Parties by the date that is three (3) Business Days after receipt by the Borrower Parties of such notice, the Borrower Parties shall be deemed to have elected the immediately foregoing clause (x) above. Upon any such prepayment or conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.05 (to the extent applicable).
(ii)Subject to Section 4.03(b), in connection with any Loan Notice with respect to any Eurocurrency Rate Loan or otherwise, if for any reason (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable currency, amount and Interest Period of such Loan, (B) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (C) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Adjusted Eurocurrency Rate for such Alternative Currency and Interest Period, including because the Screen Rate for the applicable Alternative Currency is not available or published on a current basis, or (D) the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower Parties. Upon receipt of such notice, (x) any pending Loan Notice with respect to Eurocurrency Rate Loans in each such affected Alternative Currency (to the extent of the affected Eurocurrency Rate Loans or the affected Interest Periods) shall be ineffective and (1) any outstanding affected Eurocurrency Rate Loans, at the Borrower Parties’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (y) be prepaid in full, together with accrued interest thereon (subject to Section 13.13), at the end of the applicable Interest Period; provided that if no election is made by the Borrower Parties by the date that is the earlier of (I) the date that is three (3) Business Days after receipt by the Borrower Parties of such notice and (II) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower Parties shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.05.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower Parties may amend this Credit Agreement to replace such Benchmark with a Benchmark

Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Parties so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Parties and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower Parties of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or EURIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, noncompliant or nonaligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark

(including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower Parties’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower Parties may revoke any pending Loan Notice with respect to RFR Loans or Eurocurrency Rate Loans, as applicable, in each case to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (x) in the case of any Loan Notice with respect to any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, if applicable, the Borrower Parties will be deemed to have converted any such request into a Loan Notice with respect to Base Rate Loans in the amount specified therein and (y) in the case of any Loan Notice with respect to any affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, if applicable, then such request shall be ineffective, and (B)(x) any outstanding affected Daily Simple RFR Loans in Dollars, if applicable, will be deemed to have been converted into Base Rate Loans immediately, (y) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, and (z) any outstanding affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, at the Borrower Parties’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans, or (2) be prepaid in full immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans; provided that, with respect to any Daily Simple RFR Loan in an Alternative Currency, if no election is made by the Borrower Parties by the date that is three (3) Business Days after receipt by the Borrower Parties of such notice, the Borrower Parties shall be deemed to have elected clause (1) above; provided further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrower Parties by the earlier of (I) the date that is three (3) Business Days after receipt by the Borrower Parties of such notice and (II) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower Parties shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.05. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
4.04    Increased Costs Generally; Reserves on Eurocurrency Rate Loans and RFR Loans.
(a)Change in Law. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Letter of Credit Issuer;
(ii)subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the Letter of Credit Issuer or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or any Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or any RFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital and Liquidity Requirements. If any Lender or the Letter of Credit Issuer reasonably determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy and liquidity), in each case, by an amount such Lender or the Letter of Credit Issuer reasonably determines to be material, then from time to time upon reasonable written request of such Lender or the Letter of Credit Issuer, the applicable Borrower Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth in reasonable detail the amount or amounts necessary, and the calculations thereof, to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to a Borrower Party shall be conclusive absent manifest error (for the avoidance of doubt, no Lender shall be required to deliver confidential or price-sensitive information, nor deliver information that it is prohibited by law from disclosing). Such Borrower Party shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that no Borrower Party shall be required to compensate a Lender or the Letter of Credit Issuer pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies Borrower Parties in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
4.05    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, each applicable Borrower Party shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan or Term SOFR Loan on a day before the last day of the Interest Period applicable to such Loan, (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by such Borrower Party (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily Simple RFR Loan in Dollars on the date or in the amount notified in writing by such Borrower Party in accordance with this Credit Agreement;
(c)any failure by any Borrower Party to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Eurocurrency Rate Loan or Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower Party pursuant to Section 13.12;
including any loss (excluding any loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable, if any, by any Borrower Party to Lenders under this Section 4.05, subject to the exceptions and limitation set forth in this Credit Agreement, in an amount equal to the excess, if any, of: (i) the amount of interest which would have accrued on the amount so prepaid or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of the applicable Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Rate Loans or Term SOFR Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for such amount and during the same period set forth in the immediately preceding clause (i). Notwithstanding anything herein to the contrary, any amount payable by a Borrower Party on account of this Section 4 shall not be duplicative of any amounts paid in accordance with any other sections hereto.
4.06    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or requires a Borrower Party to pay any Indemnified Taxes or any additional amounts to any Lender, the Letter of Credit Issuer or any Governmental Authority for the account of any Lender or the Letter of Credit Issuer pursuant to Section 4.01, or if any Lender or the Letter of Credit Issuer gives a notice pursuant to Section 4.02, then, at the request of the Borrower Parties, such Lender or the Letter of Credit Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender or the Letter of Credit Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Letter of Credit Issuer, as the case may be. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Letter of Credit Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 4.04 or if any Borrower Party is required to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and in each such case such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.06(a), the Borrower Parties may replace such Lender in accordance with Section 13.12.
(c)Survival. Each Borrower Party’s obligations under this Section 4 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
5.SECURITY.
5.01    Liens and Security Interest. To secure performance by the Loan Parties of the payment and performance of the Obligations: (i) the Fund Borrowers shall grant to Administrative Agent, for the benefit of each Lender and the Letter of Credit Issuer an exclusive, perfected, first priority security interest (subject, in the case of priority, to Liens permitted under the Loan Documents which are prior as a matter of law or contract) and Lien in and to the Collateral Accounts pursuant to Assignments of Accounts (and any applicable Security Agreements or other cascading pledge arrangements) for the Collateral Accounts; and (ii) the Fund Borrowers, to the extent of their respective interests therein, shall grant to Administrative Agent, for the benefit of each Lender and the Letter of Credit Issuer, an exclusive, perfected, first priority security interest (subject, in the case of priority, to Liens permitted under the Loan Documents which are prior as a matter of law or contract) and Lien in and to the Capital Calls, Capital Commitments, and Capital Contributions with respect to the Fund Borrowers, including, without limitation, any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof pursuant to a Security Agreement and to enforce the payment thereof or any guarantees thereof now existing or hereafter arising; (the collateral in clauses (i)-(ii) of this Section 5.01 being, collectively, the “Collateral”).

5.02    Collateral Accounts; Capital Calls.
(a)Collateral Accounts. Each Fund Borrower shall require that all Investors wire-transfer to the applicable Account Bank, for further credit to the applicable Collateral Account, all monies or sums paid or to be paid by any Investor to the capital of any Fund Borrower as Capital Contributions as and when Capital Contributions are called pursuant to the Capital Call Notices. In addition, the Fund Borrowers shall, upon receipt, deposit in the applicable Collateral Account any payments and monies that the Fund Borrowers receive directly from Investors as Capital Contributions. Each Fund Borrower shall ensure that, at all times, Administrative Agent shall have electronic monitoring access to the Collateral Accounts.
(b)No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither Administrative Agent, nor the Letter of Credit Issuer, nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls, except to maintain the confidentiality thereof in accordance with this Credit Agreement (including, without limitation, Section 13.17). None of them shall be required to refer to the Corporate Documents or the Constituent Documents of any Pledging Party or take any other action with respect to any other matter which might arise in connection with such Corporate Documents, Constituent Documents or the Subscription Agreements, or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Pledging Party or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.
(c)Capital Call Notices and Borrowing Base Certificate. In order that Lenders may monitor the Collateral and the Capital Commitments, no Pledging Party shall issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering (or causing to be delivered) to Administrative Agent (which delivery may be via facsimile or email, or by posting to an electronic system to which Administrative Agent has access) simultaneously with delivery of the Capital Call Notices to any Investors, a representative copy of the Capital Call Notice containing the amounts called and remaining Uncalled Commitments in the aggregate, and within three (3) Business Days after the date any Capital Call Notice is issued, the Fund Borrowers shall deliver to Administrative Agent an updated Borrowing Base Certificate.
(d)Use of Collateral Accounts. The Borrower Parties may withdraw funds from the Collateral Accounts only in compliance with Section 10.10. Upon the occurrence and continuance of a Cash Control Event, Administrative Agent is authorized to take exclusive control of the Collateral Accounts. If any Account Bank with respect to any Collateral Account ceases to be an Eligible Institution, each Borrower Party, as applicable, shall have thirty (30) days following notice from Administrative Agent to move its Collateral Account to a replacement Account Bank that is SMBC or an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Borrower Party shall either deposit all proceeds from such collateral account to an existing Collateral Account or open a new collateral account that is subject to a new Control Agreement with a replacement Account Bank within thirty (30) days of such termination (or such later date as Administrative Agent shall reasonably agree to in its sole discretion).
(e)Action by Administrative Agent. Each Fund Borrower hereby irrevocably authorizes and directs Lenders, acting through Administrative Agent, upon the occurrence and during an Event of Default, to charge from time to time its Collateral Account for amounts not paid when due and payable (after the passage of any applicable grace period) to Lenders or any of them hereunder, under any Letter of Credit Application, under any Letter of Credit or under the Notes. Subject to Section 11.02, Administrative Agent, on behalf of Lenders, is hereby authorized, in the name of the applicable Pledging Party, at any time or from time to time upon the occurrence and while a Specified Default exists, to initiate one or more Capital Call Notices in order to pay the Obligations; provided, that if Administrative Agent has exclusive control over each Collateral Account in accordance with Section 5.02(d) and the provisions of the Control Agreements, and absent the occurrence and continuation of an Event of Default under Section 11.01(g) or Section 11.01(h), then payments shall not be required to be paid to different account numbers. Regardless of any provision hereof (except for the requirements set forth in this Section 5.02(e) and Section 11.02), in the absence of gross negligence or willful misconduct by Administrative Agent or Lenders, none of Administrative Agent or Lenders shall ever be liable for failure to collect or for failure to exercise diligence in the collection or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions (but Lenders and Administrative Agent shall remain responsible for sums and property received by them). Administrative Agent shall give the Borrower Parties prompt notice of any action taken pursuant to this Section 5.02(e), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of any Borrower Party with respect to such action.
5.03    Subordination of Claims. As used herein, the term “Subordinated Claims” means, with respect to Investors, each Loan Party, the Adviser and the Administrator, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Loan Party (including, without limitation, by setoff pursuant to the terms of any applicable agreement). Subordinated Claims shall include without limitation all rights and claims of each Loan Party against an Investor under the Corporate Documents and/or Constituent Documents of such Person or under the Subscription Agreements. During the continuance of a Cash Control Event, no Loan Party shall make any payments or advances of any kind, directly or indirectly, on any Subordinated Claim to any Loan Party, any Investor, the Administrator or the Adviser or receive or collect, directly or indirectly any amount upon the Subordinated Claims without the consent of Administrative Agent, in its sole discretion, other than to obtain funds required to make any mandatory prepayment pursuant to Section 3.04 or any Subordinated Claims by and among any two or more Loan Parties.
Any Liens, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any Liens or security interests on an Investor’s Stockholder Interest in a Fund Borrower, shall be and remain inferior and subordinate in right of payment and of security to any Liens, judgment liens, charges, or other encumbrances upon an Investor’s assets securing such Investor’s obligations and liabilities to Lenders pursuant to any of the Collateral Documents executed by such Person, regardless of whether such encumbrances in favor of any Loan Party or Lenders presently exist or are hereafter created or attach. Without the prior written consent of Administrative Agent and during the continuance of an Event of Default, no Loan Party, nor the Adviser or the Administrator shall: (a) exercise or enforce any creditor’s or corporate right it may have against an Investor, any Loan Party or any other Pledging Party; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, collateral rights, judgments or other encumbrances on assets of such Investor held by such Person; or (c) exercise any rights or remedies against an Investor under the Corporate Documents or Constituent Documents of such Person or the Subscription Agreements, provided that any action taken by Administrative Agent or Lenders in any Loan Party’s name, or any action taken by any Loan Party that is required or permitted to be taken under any Loan Document or to comply with any Loan Document, shall not be a violation of this Section 5.03.
6.GUARANTY.
6.01    Guaranty of Payment. Subject to the limitation set forth below, each Fund Borrower (for the purposes of this Section 6, a “Fund Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to each Lender, the Letter of Credit Issuer, and Administrative Agent the prompt payment of the Obligations of each Qualified Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), including, without limitation, all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with each Qualified Borrower Note and the Obligations relating to the Letter of Credit Liability of each Qualified Borrower (the “Fund Guaranteed Obligations”). The guaranty in this Section 6 (this “Fund Borrower Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Fund Guaranteed Obligations whenever arising. Each Fund Guarantor hereby further agrees that if any of the Qualified Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Fund Guaranteed Obligations, such Fund Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Fund Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
6.02    Obligations Unconditional. The obligations of each Fund Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or any Fund Guarantor. Each Fund Guarantor agrees that this Fund Borrower Guaranty may be enforced by Administrative Agent, the Letter of Credit Issuer or the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any of the other Loan Documents or any Collateral, if any, hereafter securing the Fund Guaranteed Obligations or otherwise and each Fund Guarantor hereby waives the right to require Administrative Agent, the Letter of Credit Issuer or the Lenders to make demand on or proceed against any Loan Party or any other Person (including a co-guarantor) or to require Administrative Agent, the Letter of Credit Issuer or the Lenders to pursue any other remedy or enforce any other right. Each Fund Guarantor further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from Administrative Agent, the Letter of Credit Issuer or the Lenders in connection with monies received under the Loan Documents. Each Fund Guarantor further agrees that nothing contained herein shall prevent Administrative Agent, the Letter of Credit Issuer or the Lenders from suing on the Qualified Borrower Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral securing the Fund Guaranteed Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Fund Guarantor’s obligations hereunder. Neither any Fund Guarantor’s obligations under this Fund Borrower Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Qualified Loan Party or by reason of the bankruptcy or insolvency of any Qualified Loan Party. Each Fund Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Fund Guaranteed Obligations and notice of or proof of reliance by Administrative Agent, the Letter of Credit Issuer or any Lender on this Fund Borrower Guaranty or acceptance of this Fund Borrower

Guaranty. The Fund Guaranteed Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Fund Borrower Guaranty. All dealings between any Qualified Loan Party, on the one hand, and Administrative Agent, the Letter of Credit Issuer, and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Fund Borrower Guaranty. Each Fund Guarantor hereby subordinates to the Fund Guaranteed Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Fund Guarantor by any other Qualified Loan Party. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Fund Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then the obligations of such Fund Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws).
6.03    Modifications. Each Fund Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Fund Guaranteed Obligations may be exchanged, compromised or surrendered from time to time; (b) none of the Lenders, Letter of Credit Issuer, nor Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held for the Fund Guaranteed Obligations; (c) the time or place of payment of the Fund Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Qualified Loan Party and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Qualified Borrower Notes or any of the other Loan Documents, including, without limitation, this Credit Agreement (except for this Section 6) may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of any Qualified Loan Party or any other party liable for the payment of the Fund Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Fund Guaranteed Obligations, all without notice to or further assent by any Fund Guarantor, each of which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
6.04    Waiver of Rights. Each Fund Guarantor expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of this Fund Borrower Guaranty by the Secured Parties and of all extensions of credit to any Qualified Borrower by the Secured Parties; (b) presentment and demand for payment or performance of any of the Fund Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Fund Guaranteed Obligations or with respect to any security therefor; (d) notice of the Secured Parties obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance hereafter securing the Fund Guaranteed Obligations, or the Lenders subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; and (e) all other notices to which any Fund Guarantor might otherwise be entitled with respect to the Fund Guaranteed Obligations.
6.05    Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of each Fund Guarantor under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Fund Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Fund Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Fund Guarantor agrees that it will indemnify Administrative Agent, the Letter of Credit Issuer, and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.
6.06    Remedies. Each Fund Guarantor agrees that, as between Fund Guarantors, on the one hand, and Administrative Agent, the Letter of Credit Issuer, and the Lenders, on the other hand, the Fund Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Fund Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Fund Guaranteed Obligations being deemed to have become automatically due and payable), such Fund Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Fund Guarantors. Each Fund Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.
6.07    Subrogation. Each Fund Guarantor agrees that, until the indefeasible payment of the Fund Guaranteed Obligations in full in cash and the termination of the Commitments, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset, indemnification or other claims against any other Qualified Loan Party or any other guarantor of the Fund Guaranteed Obligations, arising by contract or operation of law in connection with any payment made or required to be made by such Fund Guarantor under this Credit Agreement or the other Loan Documents, in each case with respect to the Fund Guaranteed Obligations. After the indefeasible payment in full in cash of the Fund Guaranteed Obligations (other than any part of the Fund Guaranteed Obligations that represents contingent contractual indemnities) and the termination of the Commitments, each Fund Guarantor shall be entitled to exercise against any other Qualified Loan Party all such rights of reimbursement, subrogation, contribution, indemnification and offset, and all such other claims, to the fullest extent permitted by law.
6.08    Joint and Several Liability. Each Fund Guarantor acknowledges, agrees, represents and warrants the following:
(a)Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, Qualified Borrowers in part based upon the assurances by each Fund Guarantor that each Fund Guarantor desires that the obligations under this Fund Borrower Guaranty be honored and enforced as separate obligations of each Fund Guarantor, should the Secured Parties desire to do so.
(b)Combined Liability. Notwithstanding the foregoing, Fund Guarantors shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities of the Qualified Borrowers, including, without limitation, the Fund Guaranteed Obligations, and the Secured Parties may at their option enforce the entire amount of the Fund Guaranteed Obligations against any one or more Fund Guarantors.
(c)Separate Exercise of Remedies. Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Fund Guarantor and its property separately, whether or not Administrative Agent exercises remedies against the other Fund Guarantors or their properties. Administrative Agent may enforce one or more Fund Guarantor’s obligations without enforcing any other Fund Guarantor’s obligations and vice versa. Any failure or inability of

Administrative Agent to enforce one or more Fund Guarantor’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of the other Fund Guarantors. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Fund Guaranteed Obligations only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Fund Guaranteed Obligations secured by such Collateral Documents under the applicable state Law. Notwithstanding anything to the contrary herein this subsection (c), any reference to the Fund Guarantors’ obligations, or remedies against any Fund Guarantor its property, is only with respect to the Fund Borrower Guaranty and each Fund Guarantor’s obligations thereunder with respect to the Fund Guaranteed Obligations.
6.09    Instrument for the Payment of Money. Each Fund Guarantor hereby acknowledges that the Fund Borrower Guaranty in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by any Fund Guarantor in the payment of any moneys due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.
6.10    Qualified Guaranty. Upon delivery of the Qualified Guaranty, the provisions set forth in this Section 6 (except for Section 6.08) shall be binding and effective upon each Qualified Guarantor as if they were set out mutatis mutandis in relation to the Fund Guarantors.
7.CONDITIONS TO CREDIT EXTENSIONS.
7.01    Conditions to Initial Credit Extension. The obligation of each Lender and the Letter of Credit Issuer to make its initial Credit Extension hereunder is subject to the satisfaction or waiver by the Lenders of the following conditions precedent that Administrative Agent shall have received, on or before the Closing Date, the following:
(a)Credit Agreement. This Credit Agreement, duly executed and delivered by the applicable Loan Parties and the Lenders;
(b)Notes. If requested by such Lender, a Note, drawn to the order of each Lender, duly executed and delivered by the applicable Borrower Parties;
(c)Security Agreements. The Security Agreements, duly executed and delivered by each Fund Borrower;
(d)Assignment of Account. The Assignment of Account, duly executed and delivered by each Fund Borrower;
(e)Control Agreements. The Control Agreements, duly executed and delivered by each applicable Borrower Party and Account Bank;
(f)Financing Statements.
(i)searches of Filings (or their equivalent) in each jurisdiction where a Filing has been or would need to be made in order to perfect Lenders’ Liens in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and
(ii)duly authorized Filings (or their equivalent) for each appropriate jurisdiction as is necessary, in Administrative Agent’s sole discretion, to perfect Secured Parties’ Liens in the Collateral;
(g)Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Pledging Party, as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such Pledging Party is a party;
(h)Constituent Documents. Such evidence as Administrative Agent may reasonably require to verify that each Pledging Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each such Pledging Party’s Constituent Documents and the Main Fund’s Corporate Documents, statutory registers, certificates of good standing and/or qualification to engage in business and tax clearance certificates (if applicable) (or similar instruments);
(i)Responsible Officer Certificate. A certificate from a Responsible Officer of each Pledging Party, stating that: (i) all of the representations and warranties contained in Section 8 and the other Loan Documents made by such Pledging Party are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) as of such date; and (ii) no event has occurred and is continuing, or would result from the initial Credit Extension, which constitutes an Event of Default or, to its knowledge, a Default;
(j)Opinion of Counsel. An opinion of (i) Kirkland & Ellis, LLP, counsel to the Pledging Parties and (ii) Venable LLP, counsel to the Fund Borrower, in each case customary for a transaction of this type or otherwise substantially in a form reasonably acceptable to Administrative Agent. Each Pledging Party hereby request that such counsel deliver such opinions;
(k)ERISA Deliverables. With respect to each applicable Loan Party, a No Plan Asset Certificate or an Operating Company Opinion delivered to Administrative Agent;
(l)Investor Documents. Administrative Agent shall have received, with respect to each Borrowing Base Investor, a copy of its duly executed Subscription Agreement and any related Side Letters;
(m)Confirmations Regarding Authorized Signatories. Administrative Agent shall have received confirmations regarding authorized signatories from each Fund Borrower;
(n)“Know Your Customer” Information and Documents. Lenders shall have received all items required to make all of the Loan Parties and any other Pledging Party KYC Compliant, including, but not limited to, a Beneficial Ownership Certification in relation to each Borrower Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date.

(o)Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Loan Party pursuant to this Credit Agreement and the other Loan Documents on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Loan Parties under this Credit Agreement and the other Loan Documents, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Haynes and Boone, LLP.
Without limiting the generality of the provisions of the last paragraph of Section 12.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Credit Agreement, an Assignment and Assumption or a Lender Joinder Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
7.02    All Loans and Letters of Credit. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan or a continuation of Eurocurrency Rate Loans or Term SOFR Loans), is subject to the following conditions precedent that:
(a)Representations and Warranties. The representations and warranties contained in Section 8 or in any other Loan Document, or which are contained in any document furnished at any time in connection herewith or therewith, of each Fund Borrower and of each other Loan Party to which a Credit Extension is being made (including any funding of PIK Funds) or by which such Credit Extension (including any funding of PIK Funds) is being guaranteed, shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of the date of any such Credit Extension, except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 7.02(a), the representations and warranties contained in Section 8.07 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;
(b)No Default. No Event of Default or Default exists at such date;
(c)Loan Notice. In the case of a Loan, Administrative Agent shall have received (except in connection with any advance of PIK Funds) a Loan Notice together with a Borrowing Base Certificate;
(d)Application. In the case of a Letter of Credit, the applicable Letter of Credit Issuer shall have received a Request for Credit Extension executed by the applicable Borrower Party, and shall have countersigned the same, and a Borrowing Base Certificate;
(e)Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Borrowing Base; and
(f)Alternative Currencies. In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that have made such Alternative Currency unavailable for such Credit Extension to be denominated in the relevant Alternative Currency.

7.03    Qualified Borrower Loans and Letters of Credit. The obligation of each Lender to advance a Loan to a Qualified Borrower or to cause the issuance of a Letter of Credit for a Qualified Borrower is subject to the following additional conditions precedent that:
(a)Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the Fund Borrowers must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Fund Borrower owns a direct or indirect ownership interest, or through which a Fund Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by such Fund Borrower and the applicable Qualified Guarantor(s) under their Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 7.03 shall have been satisfied;
(b)Qualified Borrower Note. Administrative Agent shall have received a duly executed Qualified Borrower Note complying with the terms and provisions hereof;
(c)Authorizations of Qualified Borrower. Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Notes, duly adopted by Qualified Borrower, as required by Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(d)Incumbency Certificate. Administrative Agent shall have received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;
(e)Opinion of Counsel to Qualified Borrower. Administrative Agent shall have received an opinion of counsel for the Qualified Borrower customary for a transaction of this type or otherwise in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer. Each Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer;
(f)Opinion of Counsel to Fund Guarantors. To the extent not covered in an opinion previously delivered, Administrative Agent shall have received an opinion of counsel for Fund Guarantors customary for a transaction of this type or otherwise in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent, with respect to the enforceability of the Fund Borrower Guaranty with respect to such Fund Guarantor and Qualified Borrower. Each Fund Guarantor hereby directs such counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer;
(g)Qualified Guaranty. With respect to each Qualified Borrower that is not a direct Subsidiary of a Fund Borrower, Administrative Agent shall have received a Qualified Guaranty duly executed by each applicable Qualified Guarantor, complying with the terms and provisions hereof;
(h)“Know Your Customer” Information and Documents. Lenders shall have received all items customarily required to make such Qualified Loan Party KYC Compliant, including, but not limited to, a Beneficial Ownership Certification in relation to each Qualified

Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the closing date of the addition of such Qualified Loan Party;
(i)Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Loan Party pursuant to this Credit Agreement and the other Loan Documents on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all fees and expenses required to be reimbursed or paid by the Loan Parties under this Credit Agreement and the other Loan Documents;
(j)ERISA Status. With respect to such Qualified Borrower, either: (i) an Operating Company Opinion; (ii) an Ordinary Operating Company Certificate; or (iii) a No Plan Asset Certificate, delivered to Administrative Agent; and
(k)Additional Information. Administrative Agent shall have received such other information and documents as may reasonably be required by Administrative Agent and its counsel to the extent such information and documents are consistent with what was required on the Closing Date for the Initial Fund Borrower.
8.REPRESENTATIONS AND WARRANTIES. To induce Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Loan Party and, if applicable, each other Pledging Party, represents and warrants to Lenders that:
8.01    Organization and Good Standing of Loan Parties. Each Fund Borrower is, and each other Loan Party is, duly organized or established (as the case may be) and validly existing under the Laws of the jurisdiction of its organization or establishment (as the case may be), has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization of each Loan Party is set forth on Schedule 8.01, or on a revised Schedule 8.01 delivered to Administrative Agent pursuant to Section 9.01(i).
8.02    [Reserved].
8.03    Authorization and Power. Each Fund Borrower has, and each other Loan Party has, the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and the other Loan Documents to be executed by it. Each Fund Borrower and each other Loan Party is, at the time each Credit Extension is made to or guaranteed by such Loan Party, duly authorized to, and has taken all partnership, limited liability company and corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its respective obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and such other Loan Documents.
8.04    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of Law or regulation to which any Fund Borrower or any other Loan Party is subject, or the Corporate Documents of the Main Fund or any of the Constituent Documents of any Pledging Party or any other Loan Party, any judgment, license, order, or permit, or any indenture, mortgage, deed of trust, or other agreement or instrument applicable to, or by which any Fund Borrower may be bound (or applicable to or by which any other Loan Party may be bound at the time each Credit Extension is made to or guaranteed by such Loan Party), nor will such execution, delivery, consummation or compliance result in the creation or imposition of a material Lien on any of the properties or assets of any Fund Borrower or any other Pledging Party, other than the Liens provided for in Section 5.01, in each case that would be reasonably likely to result in a Material Adverse Effect. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery, or performance, by any Fund Borrower or other Loan Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby, the failure to so obtain would result in a Material Adverse Effect.
8.05    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party (a) have been duly executed by each Pledging Party and each other Loan Party party thereto and (b) are the legal and binding obligations of each Pledging Party and each other Loan Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles (whether considered a proceeding in equity or law).
8.06    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, first priority Liens (subject, in the case of priority, to Liens permitted under the Loan Documents which are prior as a matter of law or contract) on all of the Collateral in which any Loan Party has any right, title or interest, in favor of Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer, subject to no other Liens (other than Liens permitted by the Loan Documents), except as enforceability may be limited by Debtor Relief Laws and equitable principles.
8.07    Financial Condition. Each Fund Borrower has delivered to Administrative Agent the most-recently available copies of the financial statements and reports described in Section 9.01, certified as true and correct in all material respects by a Responsible Officer of such Fund Borrower. Such statements fairly present, in all material respects, the financial condition of such Fund Borrower as of the applicable date of delivery, and the results of such Fund Borrower’s operations for the period covered thereby, and have been prepared in accordance with Generally Accepted Accounting Principles, except as provided therein and subject to year-end adjustments and absence of footnotes.
8.08    Full Disclosure. There is no fact known to any Loan Party that such Loan Party has not disclosed to the Administrative Agent in writing which could have a Material Adverse Effect. All information (other than financial estimates, forecasts and other forward-looking information and information of a general economic or general industry nature) heretofore furnished by or on behalf of such Loan Party, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct (when taken as a whole) in all material respects on the date as of which such information is stated or deemed stated.
8.09    No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the knowledge of any Loan Party, a Default.
8.10    No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of a Responsible Officer of such Loan Party, threatened, against any Loan Party, other than any such Proceeding that has been disclosed in writing by such Loan Party to the Administrative Agent, and (b) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of a Responsible Officer of such Loan Party, threatened, against such Loan Party, other than any such Proceeding that would not, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

8.11    Material Adverse Change. No circumstances exist or changes to any Loan Party or other Pledging Party have occurred since the date of the most recent financial statements of such Loan Party delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.
8.12    Taxes. Each Loan Party has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by such Loan Party, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with Generally Accepted Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate.
8.13    ERISA Compliance.
(a)No Fund Borrower, Pledging Party or, to the extent it would reasonably be expected to have a Material Adverse Effect, any other Loan Party has established, maintains, contributes to, or has incurred any liability with respect to, any Plan;
(b)No ERISA Affiliate of any Loan Party has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan, individually or in the aggregate, which has resulted in a Material Adverse Effect;
(c)The assets of each Loan Party do not constitute Plan Assets; and
(d)Assuming the representations and conditions in Section 12.14 are true and correct for each Lender, none of the transactions contemplated under the Loan Documents constitutes a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that could subject Administrative Agent or Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Code or ERISA.
8.14    Compliance with Law. Each Loan Party is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.
8.15    Hazardous Substances. No Loan Party: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which individually or in the aggregate would be reasonably likely to result in a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Loan Party, or any permit issued under any Environmental Law to such Loan Party; or (ii) the Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which individually or in the aggregate has resulted in a Material Adverse Effect.
8.16    Insider. No Loan Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

8.17    Borrowing Base. Each Borrowing Base Certificate, as it may be updated in writing from time to time by the Fund Borrowers, is true and correct in all material respects.
8.18    Capital Commitments and Contributions. As of the Closing Date, set forth on Exhibit A are all Investors existing as of such date and the true and correct Capital Commitment of each such Investor is set forth on Exhibit A. Each Borrowing Base Certificate is true and correct in all material respects as of the date on which such Borrowing Base Certificate is delivered to the Administrative Agent in connection with this Credit Agreement and the other Loan Documents. No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.
8.19    Fiscal Year. The fiscal year of each Fund Borrower is the calendar year, or such other period permitted under Section 10.03 as such Person has notified Administrative Agent in writing.
8.20    Investment Company Act.
(a)Status as Business Development Company. The Main Fund is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and will use reasonable best efforts to elect to be treated as and to cause the Main Fund’s method of operation to enable it to meet the requirements for qualification and taxation as a RIC. No Loan Party or other Pledging Party is a person of which the Administrative Agent or any Lender, or any “affiliated person” of the Administrative Agent or any Lender, is an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act); is a person with respect to which the Administrative Agent or any Lender or any “affiliated person” of the Administrative Agent or any Lender, has acted in the capacity of “principal underwriter” or “promoter” (as those terms are defined in Investment Company Act Sections 2(a)(20) and (30)); or is an Indirect Fund. The Main Fund and each other applicable Fund Borrower and Pledging Party is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the Investment Company Act, state securities laws to the extent applicable, the Corporate Documents and the Constituent Documents of the Loan Parties and other Pledging Parties. Neither the Main Fund nor each other Fund Borrower or Pledging Party has issued any of its securities in violation of any applicable Law.
(b)Compliance with Investment Company Act. The business and other activities of the Main Fund, each other Fund Borrower and Pledging Party and their respective Subsidiaries, including the making of any Credit Extension hereunder, the application of the proceeds and repayment thereof by any Borrower Party or, if applicable, Pledging Party and the consummation of the transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Main Fund, each other Fund Borrower and Pledging Party and their respective Subsidiaries.
(c)Diversification Requirements. The Main Fund (together with its Subsidiaries to the extent required by the Investment Company Act) will at all times comply with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. The Main Fund will at all times comply with the portfolio diversification and similar requirements (taking into account any applicable grace periods set forth in the Code) set forth in the Code applicable to RICs.
8.21    Margin Stock. No Loan Party is, at the time a Credit Extension is made to such Loan Party, engaged, and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case, in a manner that would cause the Credit Extensions to be “purpose credit” secured by such Margin Stock, as such terms are defined in Regulation U of the Board of Governors of the Federal Reserve System. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of an individual Loan Party only or of the Fund Borrowers and their Subsidiaries on a consolidated basis), subject to the provisions of Section 10.02, will be Margin Stock. None of the Collateral consists of Margin Stock.
8.22    Sanctions. No Loan Party, no Person directly or indirectly controlling a Loan Party, and no Person directly or indirectly controlled by a Loan Party, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, or (c) to each Loan Party’s knowledge, is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. To each Loan Party’s knowledge, no Investor is a Sanctioned Entity.
8.23    Affected Financial Institution. No Loan Party is an Affected financial Institution.
8.24    Beneficial Ownership Certifications. As of the applicable date of delivery, the information included in each Beneficial Ownership Certification provided is true and correct in all respects.
8.25    Solvency. Each Loan Party is Solvent.
8.26    Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent. Each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the applicable Corporate Documents and its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.
8.27    No Defenses. Other than as disclosed to the Administrative Agent in writing, each Loan Party (other than any Qualified Borrower) knows of no default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Corporate Documents, any Subscription Agreement, Side Letter, or credit link document which would constitute a defense to the obligations of the Investors to make Capital Contributions to any Fund Borrower, as applicable, pursuant to a Capital Call in accordance with the Subscription Agreements or the applicable Loan Party’s (other than any Qualified Borrower’s) Corporate Documents, and has no knowledge of any written claims of offset or any other written claims of the Investors against any Credit Party (other than any Qualified Borrower) which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Loan Party’s (other than any Qualified Borrower’s) Corporate Documents or credit link document. For the avoidance of doubt, the representations and warranties set forth in this Section 8.27 are made by the Loan Parties and each other Pledging party only on the date hereof and each other date when any Loan Party or other Pledging party makes such representations and warranties (including by reference) in writing in connection with this Credit Agreement or any other Loan Document.
8.28    No Withdrawals Without Approval. Other than as disclosed to the Administrative Agent in writing, no Investor is permitted to withdraw or redeem its interest in any Fund Borrower or be excused or excluded from making any Capital Contribution without the prior approval of such Fund Borrower or other Pledging Party).
8.29    Organizational Structure. The structure of the Loan Parties is as depicted on Schedule 8.29. The Credit Parties have not formed any parallel, alternative and or feeder partnership, real estate Tax investment trust, group trust or other investment vehicle created to invest in conjunction with or in lieu of the Initial Fund Borrower that are not depicted on Schedule III (or an updated Schedule III in connection with the formation of any such investment vehicle).
9.AFFIRMATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment in full of the Notes and the performance in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each Loan Party and each other Pledging Party, if applicable, agrees that, unless Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders and Administrative Agent (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):
9.01    Financial Statements, Reports and Notices. Each Fund Borrower shall deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Required Lenders:
(a)Annual Statements. On the earlier of the date generally distributed to Investors, the date filed with the Securities and Exchange Commission or 120 days after the end of each fiscal year of the Fund Borrowers, audited, unqualified financial statements of the Fund Borrowers, including a consolidated balance sheet of the Fund Borrowers as of the end of such fiscal year and the related consolidated statements of operations for such fiscal year prepared by independent public accountants of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” statement (either in the opinion or in the notes) or like qualification or exception or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of this clause (a) if the report and opinion accompanying the financial statements for the last fiscal year of the Fund Borrowers before the Maturity Date is subject to a “going concern” or like qualification solely as a result of the impending Maturity Date under this Credit Agreement).
(b)Quarterly Statements. On the earlier of the date generally distributed to Investors, the date filed with the Securities and Exchange Commission or 90 days after the end of each of the first three quarters of each fiscal year of the Fund Borrowers, an unaudited consolidated balance sheet of the Fund Borrowers and their consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations for such quarter and for the portion of the fiscal year ended at the end of such quarter, all certified by a Responsible Officer of the Fund Borrowers as presenting fairly in all material respects the financial condition and results of operations of the Fund Borrowers in accordance with Generally Accepted Accounting Principles consistently applied, subject to normal year end audit adjustments and the absence of footnotes.
(c)Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of the Fund Borrowers substantially in the form of Exhibit J attached hereto (with blanks appropriately completed in conformity herewith, and which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes if in compliance with Section 13.25): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Fund Borrowers during the period covered by such Compliance Certificate; (ii) stating that the Fund Borrowers are in compliance with the covenants set forth in Section 10.11, and containing the calculations evidencing such compliance; (iii) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable Fund Borrower is taking or propose to take with respect thereto; (iv) to the extent not previously provided, specifying known changes, if any, in the name of any Investor or in the identity of any Investor, by merger or otherwise, and reporting any transfers of Stockholder Interests of Investors as required under Section 10.05(d); (v) a report which details the investments of each Fund Borrower, including, without limitation, all investments made or acquired during the period covered by such Compliance Certificate; (vi) listing Borrowing Base Investors which have been subject to an Exclusion Event and the nature of such Exclusion Event; and (vii) stating, based upon information available at the date of the Compliance Certificate, that the underlying assets of the Fund Borrowers do not constitute Plan Assets.
(d)Borrowing Base Certificate. A Borrowing Base Certificate from a Responsible Officer of the applicable Fund Borrower delivered: (i) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, containing information as of the date delivered; (ii) concurrently with each Request for Credit Extension, containing information as of the date of such notice; (iii) within three (3) Business Days after the date any Capital Call Notice is issued; (iv) promptly after the occurrence of any Exclusion Event and any Responsible Officer of a Fund Borrower knowledge thereof (without any obligation of inquiry), containing information as of the date of (and after giving effect to) the exclusion of the applicable Borrowing Base Investor(s); and (v) promptly (and in any event, within three (3) Business Days) upon the occurrence of any other event that reduces the Borrowing Base (such as, by way of example, a deemed Capital Contribution).
(e)Other Reporting. Simultaneously with delivery to the Investors, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by a Fund Borrower and generally distributed to the Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Corporate Documents or any other Constituent Documents of any Borrower Party.
(f)ERISA Deliverables.
(i)Unless an Operating Company Opinion or Ordinary Operating Company Certificate has previously been delivered to Administrative Agent hereunder, each Loan Party shall deliver to Administrative Agent an Operating Company Opinion or Ordinary Operating Company Certificate on or before the date, if any, that such Loan Party would hold Plan Assets absent qualification as an Operating Company.
(ii)To the extent a Loan Party has delivered to Administrative Agent an Operating Company Opinion hereunder and has not subsequently delivered a No Plan Asset Certificate, by the 75th day of each Annual Valuation Period of such Loan Party, such Loan Party shall deliver to Administrative Agent an Operating Company Certificate; provided however, if such Loan Party is unable to provide such a certificate by such 75th day of its Annual Valuation Period, such Loan Party may instead deliver a notice on such date containing such Loan Party’s plans, with reasonably sufficient detail, to be able to continue to qualify as an Operating Company by the end of its Annual Valuation Period and shall deliver an Operating Company Certificate by the last day of its Annual Valuation Period.

(g)Electronic Delivery. Documents required to be delivered pursuant to Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) such documents are transmitted to Administrative Agent via electronic mail; (ii) on which the Fund Borrowers post such documents, or provide a link thereto on the website address (if any) listed on Schedule 13.07; or (iii) on which such documents are posted on the Fund Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Fund Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(h)Fund Borrower Materials. Each Fund Borrower hereby acknowledges that: (i) Administrative Agent or Lead Arranger may, but shall not be obligated to, make available to Lenders and the Letter of Credit Issuer materials and/or information provided by or on behalf of the Fund Borrowers hereunder (collectively, “Fund Borrower Materials”) by posting the Fund Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Fund Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Fund Borrower hereby agrees that: (w) all of its Fund Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such Fund Borrower Materials “PUBLIC,” such Fund Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and Lenders to treat such Fund Borrower Materials as not containing any material non-public information with respect to such Fund Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Fund Borrower Materials constitute Information, they shall be treated as set forth in Section 13.17); (y) all of its Fund Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and Lead Arranger shall be entitled to treat any Fund Borrower Materials of such Fund Borrower that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the no Fund Borrower shall be under any obligation to mark any Fund Borrower Materials “PUBLIC.”
(i)Updated Information. In connection with the joinder of additional Pledging Parties or Qualified Loan Parties, the Fund Borrowers will deliver relevant information to Administrative Agent, together with an updated Schedule 8.01.
(j)Notice of Certain Withdrawals. Promptly, but no later than two (2) Business Days following receipt thereof, copies of any (i) notice of withdrawal or (ii) request for excuse or exemption from being required to make any Capital Contribution, in each case, by any Investor pursuant to the applicable Corporate Documents.
(k)Capital Calls. (i) Concurrently with the issuance of each Capital Call, the Fund Borrowers shall notify the Administrative Agent of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call to the extent available, along with copies of each Capital Call delivered to the Investors; and (ii) promptly (and in any event, within two (2) Business Days thereof) a report of all Investors failing to fund their Capital Contributions within seven (7) Business Days following the date when such Capital Contributions are initially due pursuant to the related Capital Call therefor.
(l)Beneficial Ownership Certifications. With respect to any Borrower Party that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower Party shall promptly give notice to the Lenders of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification.
(m)New Investors or Amended Investor Documents. Within three (3) Business Days of execution thereof, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.
(n)Liquidity Event. Prompt notice if any Fund Borrower or other Pledging Party is contemplating undertaking a Liquidity Event, along with prompt notice of any information or details related thereto as may reasonably be requested by the Administrative Agent.
9.02    Payment of Taxes. Each Fund Borrower will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would have a Material Adverse Effect; provided, however, that no Fund Borrower shall be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and with adequate reserves maintained in accordance with Generally Accepted Accounting Principles.
9.03    Maintenance of Existence and Rights. Each Loan Party and any other Pledging Party will preserve and maintain its existence. Each Fund Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to have a Material Adverse Effect. Nothing in this Section 9.03 shall prohibit any merger, consolidation, liquidation, or dissolution permitted by Section 10.01.
9.04    Notice of Default. Each Fund Borrower and each other Pledging Party will furnish to Administrative Agent, promptly (and in any event, within three (3) Business Days) upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Default (including, without limitation, notice that the Investors of any Fund Borrower intend to seek the removal of the Adviser or the Administrator as the advisor or administrator of such Fund Borrower under the applicable Corporate Documents or otherwise), a written notice specifying the nature and period of existence thereof and the action which the Fund Borrowers or any other applicable Pledging Party are taking or propose to take with respect thereto, and Administrative Agent shall notify Lenders of the same. Without duplication of the obligation in Section 9.01(k), each Fund Borrower shall promptly (and in any event, within three (3) Business Days) notify Administrative Agent in writing upon becoming aware: (a) that any Investor has violated or breached any material term of the applicable Corporate Document (after expiration of applicable grace periods) or has become an Excluded Investor; (b) of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Investor to become an Excluded Investor; or (c) any change in the name or notice information of any Investor.

9.05    Other Notices. Each Fund Borrower will, promptly upon receipt of knowledge thereof, notify Administrative Agent of any of the following events that would result in a Default or an Event of Default or reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Fund Borrower; (b) any default under any material agreement, contract, or other instrument to which such Fund Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Fund Borrower; (c) any uninsured claim against or affecting such Fund Borrower or any of its Collateral; (d) the commencement of, and any material, final determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Fund Borrower; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of such Fund Borrower; or (g) any material remedial action taken by any Fund Borrower in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability.
9.06    Compliance with Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Loan Party any other Pledging Party will promptly comply with any and all covenants and provisions of its Constituent Documents. Each Borrower Party will use the proceeds of any Capital Call Notices and the proceeds of any Borrowing hereunder only for such purposes as are permitted by its Constituent Documents and at all times comply with its Constituent Documents and any investment guidelines, investment policy statements and limitations on indebtedness set forth in the Main Fund’s Corporate Documents.
9.07    Books and Records; Access. Following five Business Days’ prior written notice from the Administrative Agent or the applicable Lenders, each Fund Borrower will give any representative of Administrative Agent or Lenders, or any of them, access during ordinary business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Fund Borrower and relating to its affairs, and to inspect any of the properties of such Fund Borrower; in each case at such Lender’s or Administrative Agent’s cost and expense; provided that, so long as no Event of Default has occurred and is continuing, such inspection: (a) may be conducted only by Administrative Agent on behalf of Lenders; (b) may be conducted only once per calendar year; and (c) shall be conducted only if Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.
9.08    Compliance with Law, Generally. Each Loan Party and any other Pledging Party will, and will cause each of its Subsidiaries to, comply with all applicable Laws, rules, regulations, and orders of any Governmental Authority, including without limitation, Environmental Laws, and ERISA and, with respect to each Fund Borrower and Pledging Party, the Investment Company Act, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Main Fund and each Pledging Party will, and will cause their applicable Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.
9.09    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party, each Person directly or indirectly controlling a Loan Party, and each Person directly or indirectly controlled by a Loan Party shall (a) comply with all applicable Anti-Money Laundering Laws and applicable Anti-Corruption Laws, and shall maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and applicable Anti-Corruption

Laws, (b) conduct the requisite due diligence in connection with the transactions contemplated herein as may be required by all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor to the extent required by all applicable Anti-Money Laundering Laws, (c) ensure it does not use any of the Loans or Letters of Credit in violation of any applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the Obligations in violation of any applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws.
9.10    Insurance. Each Fund Borrower will maintain insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, the failure of which to maintain could have a Material Adverse Effect.
9.11    Authorizations and Approvals. Each Loan Party and any other Pledging Party will obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Loan Party or other Pledging Party to comply with their respective obligations hereunder, under the other Loan Documents, under their respective Constituent Documents and, to the extent required therein, under the Private Placement Memorandum.
9.12    Maintenance of Liens. Each Pledging Party shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Lenders to report, file, and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain Lenders’ Liens and security interests, whether direct or indirect, in the Collateral and otherwise to preserve and protect the rights of Secured Parties.
9.13    Further Assurances. Each Fund Borrower and any other Pledging Party will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Fund Borrower hereunder or thereunder, or for better assuring and confirming unto Lenders all or any part of the security for any of such obligations anticipated herein. Notwithstanding anything to the contrary in this Section 9.13, no Fund Borrower shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter: (a) that constitutes non-financial trade secrets or non-financial proprietary information; (b) in respect of which disclosure to Administrative Agent, any Lender or the Letter of Credit Issuer (or their respective representatives or contractors) is prohibited by Law or any binding agreement; or (c) that is subject to attorney-client or similar privilege or constitutes attorney-work product.
9.14    Exclusion Event and Rating Information. The Fund Borrowers will promptly notify Administrative Agent in writing after: (a) becoming aware of: (i) any decline in the Rating of any Rated Included Investor, or decline in the capital status of any Borrowing Base Investor that is a Bank Holding Company (in each case, or its Credit Provider, Sponsor or Responsible Party), whether or not such change results in an Exclusion Event and (ii) any other Exclusion Event; and (b) becoming aware of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event; provided, that, in each case, the Fund Borrowers shall not have any obligation of inquiry.
9.15    Investor Information. Each Pledging Party shall deliver to Administrative Agent information for new Investors or Investors whose name or address information has changed, reasonably promptly after such Investor has become an Investor or such Pledging Party has knowledge of such change of name or address.
9.16    [Reserved].
9.17    [Reserved].
9.18    Revisions to Generally Accepted Accounting Principles. If at any time any change in Generally Accepted Accounting Principles would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Credit Agreement or any other Loan Document, the Loan Parties and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended: (a) such covenant shall continue to be computed in accordance with the application of Generally Accepted Accounting Principles prior to such change, and (b) the Loan Parties shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in Generally Accepted Accounting Principles.
9.19    Compliance with Sanctions. No Loan Party , no Person directly or indirectly controlling a Loan Party, and no Person directly or indirectly controlled by a Loan Party, in each case directly or knowingly, indirectly, will use the proceeds of any Loan or Letter of Credit hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) to fund any activities or business of or with a Sanctioned Entity in violation of applicable Sanctions, or (b) in any manner that would be prohibited by applicable Sanctions or would otherwise cause a Lender to be in breach of any applicable Sanctions. Each Loan Party shall (i) comply with all applicable Sanctions, (ii) not fund any payment of the Obligations with proceeds, or provide as collateral any property, that is directly or knowingly indirectly derived from any transaction or activity that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to any Loan Document to be in violation of any Sanctions and (iii) shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.
9.20    Solvency. The financial condition of each Fund Borrower shall be such that such Person is Solvent.
9.21    Investor Default. At all times when an Event of Default has occurred and is continuing and any Stockholder has failed to fund any Capital Contribution when due or otherwise defaulted on any of its material obligations to any Pledging Party, then such Pledging Party shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.
9.22    Status of RIC and BDC. The Main Fund shall at all times (a) maintain its status as a “business development company” under the Investment Company Act and (b) use its reasonable best efforts to maintain its status as a RIC under the Code, subject to the applicable grace periods set forth in the Code, with respect to this clause (b). As of the date any other Fund Borrower or Pledging Party is treated as a RIC under the Code, such Fund Borrower or Pledging Party shall at all times thereafter maintain its status as a RIC set forth in the Code, subject to the applicable grace periods set forth in the Code.
10.NEGATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, each Loan Party and each other Pledging Party, if applicable, agrees that, without the written consent of Administrative Agent, based upon the approval of

Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):
10.01    Mergers; Dissolution; Loan Party Information.
(a) No Loan Party will merge, divide or consolidate with or into any Person, unless such Loan Party is the surviving entity, nor shall any other Pledging Party merge, divide or consolidate with or into any Person, unless such Pledging Party is the surviving entity, provided however, that if any such merger involves two or more Fund Borrowers or a Fund Borrower and any other Pledging Party, such merger shall not be consummated without prior confirmation from Administrative Agent that its Liens in the Collateral, after giving effect to such merger, have been preserved, or receipt by Administrative Agent of documentation it reasonably requires to so preserve such Liens. Neither any Loan Party nor any other Pledging Party will take any action to dissolve or terminate such Loan Party or Pledging Party, including, without limitation, any action to sell or dispose of all or substantially all of the property of such Loan Party or Pledging Party.
(b)No Loan Party or other Pledging Party will change its name, jurisdiction of formation, incorporation or registration, chief executive office and/or principal place of business unless such Loan Party or Pledging Party gives Administrative Agent a minimum of 30 days’ prior written notice thereof and an updated Schedule 8.01 or Schedule 13.07, as applicable; provided that no Loan Party or Pledging Party will change its jurisdiction without the prior written consent of all Lenders (such consent not to be unreasonably withheld, delayed or conditioned).
10.02    Negative Pledge. Without the approval of all Lenders, none of the Loan Parties or other Pledging Parties will create or suffer to exist any mortgage, pledge, security interest, conditional sale or Lien upon the Collateral, other than: (a) Liens in and upon the Collateral to the Administrative Agent for the benefit of the Lenders created by the Loan Documents; (b) Liens relating to Taxes that are either (i) not due and payable or (ii) being contested in good faith and with adequate reserves maintained in accordance with Generally Accepted Accounting Principles; (c) judgment liens not constituting an Event of Default hereunder where the related creditor has not commenced foreclosure or the exercise of other remedies with respect to any Collateral, and such judgment is being contested in good faith and with adequate reserves maintained in accordance with Generally Accepted Accounting Principles; (d) solely with respect to the portion of the Collateral resulting from the proceeds of the Collateral, which has been properly withdrawn from a Collateral Account in accordance with the terms hereof, liens arising from pledges or deposits to secure bids for potential investments, leases, or contracts in accordance with the terms hereof; and (e) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit account or other funds maintained with depository institutions.
10.03    Fiscal Year and Accounting Method. Without the prior written consent of Administrative Agent alone (such approval not to be unreasonably withheld, conditioned or delayed), no Fund Borrower will change its fiscal year or method of accounting, unless otherwise required to do so by Law or as instructed to do so by a Governmental Authority.
10.04    Constituent Documents. Without the prior written consent of Administrative Agent consistent with this Section, no Fund Borrower or any other Pledging Party shall alter, amend, modify, terminate, or change any provision of its Constituent Documents or the Main Fund’s Corporate Documents (or otherwise enter into a resolution or approval of the Stockholders) affecting the Investors’ duties, obligations, and liabilities, or the rights, titles, Liens, powers and privileges of such Pledging Party, Fund Borrower, the Administrative Agent or the Lenders, in or relating to Capital Call Notices, Capital Commitments, Capital Contributions or the right to recall dividends or distributions, or any limitations on incurring indebtedness or leverage (including any asset coverage ratio), or amend the terms of Section 4 of the Subscription Agreements of Main Fund (including by entering into or amending any Side Letter), in each case in any way that materially and adversely affects the rights of Administrative Agent or Lenders (each a “material amendment”). With respect to any proposed amendment, modification or change to any Constituent Document of any Pledging Party or Fund Borrower, the applicable Pledging Party or Fund Borrower shall notify Administrative Agent of such proposal. Administrative Agent shall determine, in its sole but reasonable discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Constituent Document is a material amendment, and shall use reasonable efforts to notify the appropriate Pledging Party or Fund Borrower of its determination within 10 Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.07. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 13.01), and Administrative Agent shall promptly notify Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by any Pledging Party or Fund Borrower. If Administrative Agent determines that the proposed amendment is not a material amendment, the applicable Fund Borrower may make such amendment without the consent of Lenders. Notwithstanding the foregoing, without the consent of Administrative Agent or Lenders, a Fund Borrower may amend its Constituent Documents: (i) to admit new Investors to the extent permitted by this Credit Agreement; (ii) to reflect transfers of interests permitted by this Credit Agreement; (iii) to reflect an increase in the Capital Commitment of any Investor; (iv) to reflect any updated information in any Subscription Agreement; and (v) to implement any “most favored nation” right set forth in any Side Letter previously delivered to Administrative Agent; provided that the applicable Fund Borrower shall provide prior written notice to the Administrative Agent in accordance with this Section 10.04 of the implementation of any such “most favored nation” right and to the extent such implementation would result in an Exclusion Event that would require a mandatory prepayment to be made pursuant to Section 3.04, the Borrower Parties shall make such prepayment prior to such implementation. No Pledging Party and no Qualified Loan Party shall fail to deliver to Administrative Agent a certified copy of any amendment, supplement, modification or change to its Constituent Documents or Corporate Documents, including, without limitation, any amendment to any Side Letter, whether by operation of the adoption of provisions under a “most favored nation” right or otherwise, within fifteen (15) Business Days after the effectiveness thereof; provided that with respect to the Private Placement Memorandum, such certified copy of any amendment, supplement, modification or change thereto not required to be provided prior to the effectiveness of such amendment, supplement, modification or change in accordance with the terms of this Section 10.04, shall be delivered to the Administrative Agent within five (5) Business Days of the effectiveness thereof.
10.05    Transfer by, or Admission of, Investors.
(a)Transfer of Stockholder Interest. No Pledging Party shall (1) permit the transfer of the Stockholder Interest of any Investor or (2) knowingly permit or consent to any Investor creating or suffering to exist any Lien upon its Stockholder Interest, in each case, without prior written notice to Administrative Agent, except that the Pledging Parties may permit: (i) the transfer by Investors that are not Borrowing Base Investors of Stockholder Interests representing up to 5% of the aggregate Stockholder Interests of all Fund Borrowers and any other applicable Pledging Party during any fiscal quarter and (ii) unless a Default or Event of Default has occurred and is continuing, the transfer or creation (or suffering to exist) of a Lien by Investors of or on (as the case may be) Stockholder Interests that solely constitute shares issued by the Pledging Parties and not any portion of any Capital Commitment or related Uncalled Commitment and Unfunded Commitment (each such Stockholder Interest, a “Share Interest”), representing up to 5% of all Share Interests issued at or prior to the time of such transfer on a cumulative basis; in each case, without prior written notice (each of the transfers or Liens permitted pursuant to the foregoing clause (i) or (ii), a “Permitted Transfer”).
(b)Designation of Investors. A transferee of Uncalled Commitments (or any other new Investor) (a “Subsequent Investor”) that meets the Applicable Requirement, as determined by Administrative Agent in its reasonable discretion, may be designated as a Rated Included Investor with the consent of Administrative Agent. Designation of any other Subsequent Investor as a Rated Included Investor, and designation of any Subsequent Investor as a Non-Rated Included Investor or Designated Investor will require the consent of all Lenders.
(c)Sanctions Compliance. Any admission of an assignee of an interest in any Loan Party or Pledging Party or as a substitute Investor and any admission of a Person as a new Investor of any Loan Party or Pledging Party, shall be subject to such Person not being a Sanctioned Entity and being KYC Compliant.
(d)Documentation Requirements. Each Pledging Party, with respect to any transfer by any Investor of its Stockholder Interest to an existing Borrowing Base Investor or to a Person that the Fund Borrowers propose as a new Borrowing Base Investor, shall deliver copies of documents relating to such transfer and information about the transferee as reasonably required by Administrative Agent in order to effect its due diligence under this Credit Agreement prior to such transfer, other than with respect to a Permitted Transfer. Each Fund Borrower shall report the transfer of the Stockholder Interest of any Investor for which it is not required to give prior notice under Section 10.05(a) (“Exempted Transferees”), (i) with respect to a transfer pursuant to Section 10.05(a)(i), quarterly with its Compliance Certificate and (ii) with respect to a transfer pursuant to Section 10.05(a)(ii), promptly, and in any event within three (3) Business Days of such transfer, and, in each case, shall deliver to Administrative Agent copies of documents relating to such transfer and information about the transferee as reasonably required by Administrative Agent. The applicable Fund Borrower shall deliver a copy of the Subscription Agreement and any Side Letter to Administrative Agent for any Person admitted as a Subsequent Investor. In the event any Person is admitted as a Subsequent Investor, or there is a material change to the information on Exhibit A, the applicable Fund Borrower will deliver to Administrative Agent a Borrowing Base Certificate, containing the names of each Investor and the Capital Commitments of each, quarterly with the Compliance Certificate with respect to Exempted Transferees, and upon closing of such transfer for each other Investor.
(e)Funding Requirements. Prior to the effectiveness of any transfer of any Stockholder Interest by any Borrowing Base Investor, the Fund Borrowers shall calculate whether, taking into account the Uncalled Commitments of the Borrowing Base Investors as if such transfer had occurred, the transfer would cause the Principal Obligation to exceed the Borrowing Base, and shall make any Capital Calls required to pay any resulting mandatory prepayment under Section 3.04, and pay any required mandatory prepayment, prior to permitting such transfer.
10.06    Capital Commitments. No Pledging Party shall: (a) without prior written notice to Administrative Agent, Cancel the Capital Commitment of any Investor; (b) without the prior written consent of Administrative Agent (which consent shall be based on the consent of all Lenders with respect to any Cancellation of Capital Commitments of Borrowing Base Investors), Cancel the Capital Commitment of any Investor; and (c) without the prior written approval of Administrative Agent and all Lenders: (i) issue any Capital Call Notices other than as permitted hereunder; or (ii) excuse or exclude any Investor from or permit any Investor to defer any Capital Contribution (except where the Investor is entitled to such exclusion or excuse under any Side Letter (if applicable) as a matter of right (i.e. not in the discretion of a Loan Party or Pledging Party)). The applicable Fund Borrower shall deliver written notice of any Cancellation permitted to be made without Administrative Agent’s or Lenders’ consent, to Administrative Agent upon the exercise of the same.
10.07    ERISA Compliance. (a) No Fund Borrower or other Pledging Party, to the extent it would reasonably be expected to have a Material Adverse Effect, any other Loan Party shall establish, maintain, contribute to, or incur any liability with respect to, any Plan; (b) no ERISA Affiliate of any Loan Party shall establish, maintain, contribute to, or incur any liability with respect to, any Plan, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect; (c) without the approval of all Lenders, no Loan Party or Pledging Party shall take any action that would cause its assets to constitute Plan Assets; (d) no Loan Party that has previously been required to deliver an Operating Company Opinion hereunder shall change its Annual Valuation Period without giving prior written notice to Administrative Agent; and (e) no Loan Party shall take any action, or omit to take any action, which (assuming the representations and conditions in Section 12.14 are true and correct for each Lender) would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject Administrative Agent or Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Code or Section 502(i) of ERISA.
10.08    Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Fund Borrower: (a) shall cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of any Fund Borrower in material violation of Environmental Law; or (b) shall permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.
10.09    Limitations on Dividends and Distributions.
(a)No Fund Borrower shall declare or pay any dividends or distributions except as permitted under its Constituent Documents or applicable Corporate Documents; provided, however, that the Main Fund shall be entitled to make Required RIC Distributions. No Fund Borrower shall use proceeds of the Loans or Letters of Credit to pay dividends or distributions (for the avoidance of doubt, payment of management fees or Required RIC Distributions shall not be considered a payment of dividends or distributions for all purposes of the Loan Documents).
(b)No Fund Borrower shall declare or pay any dividends or distributions at any time during the existence of an Event of Default or a Cash Control Event; provided, however, that the Main Fund shall be entitled to make Required RIC Distributions.
(c)No Fund Borrower shall declare or pay any dividends or distributions at any time during the existence of a Cash Control Event, except that, subject to Section 10.09(b) above, each Fund Borrower may make such distributions and dividends up to an aggregate amount of $5,000,000 for all Fund Borrowers: (i) not to exceed an amount necessary to permit the direct or indirect holders of its Stockholder Interests or other equity interests to pay its proportionate share of: (A) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers); (B) franchise fees or similar taxes and fees required to maintain its corporate or other existence; (C) out-of-pocket expenses for services provided by the direct or indirect holders of the Fund Borrowers’ Equity Interests; (D) indemnity payments owing to the direct or indirect holders of the Fund Borrowers’ Equity Interests; and (E) to repurchase, redeem or otherwise acquire for value Equity Interests (or any parent entity) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Adviser (and its Affiliates) and the Fund Borrowers, upon their death, disability, retirement, severance or termination of employment or service; and (ii) in respect of any taxable period in an aggregate amount necessary to discharge the income tax liability of the Adviser (or its Affiliate) attributable to its Equity Interests in any Fund Borrower for the taxable period at issue, taking into account prior losses that are available to offset such income. For the avoidance of doubt, distributions and dividends permitted under this Section 10.09(c) may not be made from any Collateral Account without the consent of Administrative Agent as required under Section 10.10 or as otherwise permitted under such Section 10.10.
10.10    Limitation on Withdrawals. Without the prior written consent of Administrative Agent, no Fund Borrower shall make nor cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations.
10.11    Limitation on Debt. No Fund Borrower shall violate the limitations with respect to incurring indebtedness or leverage (including any asset coverage ratio) set forth in its Corporate Documents. The Main Fund, and any other Borrower Party or Pledging Party subject to the Investment Company Act, shall not fail to comply with the applicable asset coverage requirements set forth in Sections 18 and 61 of the Investment Company Act (or any successor section).
10.12    Limitation on Liens and other Rights. No affiliate of the Adviser shall create or suffer to exist any Lien upon its Stockholder Interest in any Fund Borrower or other Pledging Party (except in connection with any transfer of Stockholder Interest permitted pursuant to Section 10.05(a), in the form of a “back-up” security interest), nor shall any Fund Borrower engage in any activities or operate any other business other than as set forth in its Corporate Documents as delivered to the Administrative Agent on the Closing Date. No Pledging Party shall delegate: (i)(A) any of its rights to issue Capital Call Notices, (B) any of its rights to require that the Investors make Capital Contributions or (C) any other right or remedy relating to the Collateral hereunder (including enforcement of the Investors’ obligation to make Capital Contributions in accordance with the applicable Corporate Documents) or (ii) any of its rights to consent to the transfer by any Investor of its Stockholder Interest, to the Cancellation of any Capital Commitment or with respect to any excuse right of any Investor. Other than as provided in any Side Letter or the applicable Corporate Documents, no Pledging Party shall make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.
10.13    Collateral Accounts. (a) No Pledging Party shall direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than a Collateral Account. (b) No Pledging Party shall, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.
10.14    Parallel Funds; Feeder Funds. No Fund Borrower or other Pledging Party shall either: (a) transfer the Uncalled Commitments of one or more Investors to any parallel, alternative and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created to invest in conjunction with or in lieu of the Initial Fund Borrower, or (b) cause Capital Contributions to be made to any such parallel, alternative and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle, in either case, unless such parallel, alternative and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle has (i) joined this Credit Agreement as a Fund Borrower or (ii) entered into a Security Agreement and become a Pledging Party under this Credit Agreement, in each of the foregoing clauses (i) and (ii), pursuant to documentation in form and substance acceptable to the Administrative Agent and the Lenders.
10.15    Transactions with Affiliates. No Loan Party or other Pledging Party shall engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or Pledging Party than could be obtained on an arm’s-length basis from unrelated third parties and as permitted by the Fund Borrowers’ Corporate Documents.
10.16    Use of Proceeds. No Borrower Party will use the proceeds of any Loan or any Letter of Credit in violation of Section 2.09.
10.17    Deemed Capital Contributions. The Fund Borrowers shall not reinvest current cash flow from investments and/or net proceeds from investment dispositions in accordance with the Corporate Documents if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Uncalled Commitment of any Investor and cause the Principal Obligations to exceed the Borrowing Base, unless with respect to this clause (b), prior to such reinvestment, the Borrower Parties shall make any resulting prepayment required under Section 3.04.
10.18    Share Repurchases; Liquidity Event. No Fund Borrower or Pledging Party shall (a) engage in, permit or offer any Liquidity Event or (b) without the prior written consent of the Required Lenders, repurchase or redeem any Share Interests from any Investor, unless such repurchase or redemption is in connection with a Share Repurchase Program and the aggregate amount of Share Interests redeemed or repurchased pursuant to such Share Repurchase program would not exceed (i) 3.5% of all Share Interests issued on or prior to the time of such redemption or repurchase in any fiscal quarter of the Fund Borrowers and (ii) 11% of all Share Interests issued at or prior to the time of such redemption or repurchase on a cumulative basis (each of the repurchases and redemptions permitted pursuant to the foregoing clauses (i) and (ii), a “Permitted Redemption”).
11.EVENTS OF DEFAULT.
11.01    Events of Default. An “Event of Default” shall exist if any one or more of the following events shall occur and be continuing:
(a)any Borrower Party shall fail to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or any fee, expense, or other payment required hereunder or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral as required hereunder, and such failure under this clause (ii) shall continue for two (2) Business Days thereafter;
(b)any representation or warranty made or deemed made by or on behalf of the Loan Parties or any Pledging Party (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Loan Parties or any Pledging Party (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans or Letters of Credit, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured (to the extent such adverse effect is capable of being cured) (i) with respect to any representation or warranty other than any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days after any Responsible Officer of a Loan Party or Pledging Party obtains knowledge thereof; or (ii) with respect to any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days of the date such Borrowing Base Certificate or Compliance Certificate, as applicable, was required to be delivered pursuant to this Credit Agreement or any other applicable Loan Document;
(c)default shall occur in the performance of any of the covenants or agreements of any applicable Loan Party or Pledging Party contained herein (other than the covenants contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, or Section 10 (other than Section 10.08)), or of the covenants or agreements of a Loan Party or other Pledging Party contained in any other Loan Document executed by such Person, and such default shall continue uncured to the satisfaction of Administrative Agent for a period of 30 days after the earlier of: (i) knowledge of a Responsible Officer of such Loan Party or Pledging Party thereof; or (ii) written notice thereof is delivered to such Loan Party or Pledging Party by Administrative Agent (provided that such 30-day cure period shall not apply respecting covenants of a Loan Party or Pledging Party relating to statements, certificates, reports and notices to be given by a Pledging Party, but a three-day grace period shall apply);
(d)default shall occur in the performance of the covenants and agreements of any Loan Party or Pledging Party contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, or Section 10 (other than Section 10.08 or Section 10.13(b));
(e)any of the Loan Documents executed by a Loan Party or Pledging Party shall cease, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Loan Party or Pledging Party in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, security interests, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, or any of the same shall be asserted in writing by any Loan Party or Pledging Party;
(f)default shall occur in the payment of any recourse Indebtedness of any Loan Party (other than the Obligations), in an aggregate amount for all Loan Parties greater than or equal to the Dollar Equivalent of $20,000,000, and such default shall continue for more than the applicable period of grace, if any;
(g)any Loan Party or Pledging Party, the Adviser or the Administrator shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;
(h)the commencement of any proceeding under any Debtor Relief Laws relating to any Loan Party or Pledging Party, the Adviser or the Administrator or all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of 60 days; or a final, non-appealable order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of any Loan Party or Pledging

Party, the Adviser or the Administrator or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets;
(i)any: (i) final non-appealable judgments or orders for the payment of money against one or more Loan Parties and/or Pledging Parties in an aggregate amount (as to all such judgments or orders for all Loan Parties and Pledging Parties) exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) final non-appealable judgments against any Loan Party or Pledging Party that have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(j)a Change of Control shall occur;
(k)the Adviser (or any Affiliate thereof) shall repudiate, challenge, or declare unenforceable, in writing, its obligation to make contributions to the capital of any Fund Borrower pursuant to its Capital Commitment or the Adviser or any Fund Borrower shall otherwise disaffirm any material provisions of its Subscription Agreement (or other applicable Corporate Document) in writing, or, with respect to the Adviser (or any Affiliate thereof) shall fail to make a contribution to the capital of any Fund Borrower when required, and such failure shall continue for five Business Days;
(l)Investors having Capital Commitments aggregating 7% or greater of the aggregate Capital Commitments of all Investors shall default in their obligation to fund any Capital Calls (on a cumulative basis) within 12 Business Days’ written notice of such Capital Call;
(m)default shall occur in the performance of the covenants and agreements of any Loan Party or Pledging Party contained in Section 10.13(b) and such default shall continue uncured to the satisfaction of Administrative Agent for a period of five (5) Business Days;
(n)the issuance to any Loan Party or other Pledging Party of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Loan Party or other Pledging Party of any injunctive order by any court under any Environmental Law, that, in the Administrative Agent’s reasonable judgment, could result in a Material Adverse Effect, and following which issuance there is a period of 30 days (on an aggregate basis) during which a stay of enforcement of such order by reason of a pending appeal or otherwise is not in effect; or
(o)(i) an event shall occur that causes a dissolution or liquidation of any Loan Party or other Pledging Party or (ii) actions shall be taken or proceedings shall be commenced by any Person seeking the dissolution or liquidation of any such Person and such action or proceeding continues undismissed or unstayed a period of 10 Business Days (on an aggregate basis), in each case, other than in accordance with, or as permitted under, the terms of this Credit Agreement.
11.02    Remedies Upon Event of Default.
(a)If an Event of Default shall have occurred and be continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, shall: (a) suspend the Commitments of Lenders (including the obligation to maintain RFR Loans or Eurocurrency Rate Loans) and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions; (b) terminate the

Commitment of Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions hereunder; (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including the liability to fund the Letter of Credit Liability hereunder), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Loan Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) require that each Borrower Party Cash Collateralize its respective Letter of Credit Liability (in an amount equal to the Minimum Collateral Amount with respect thereto); (e) exercise any right, privilege, power or remedy set forth in any Loan Document, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments (subject to Section 11.02); or (f) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided, however, that if any Event of Default specified in Section 11.01(g) or Section 11.01(h) shall occur, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest on the Obligations shall automatically become due and payable, and the obligation of the Borrower Parties to Cash Collateralize the Letter of Credit Liability as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives.
(b)Upon written notice by Administrative Agent to the Loan Parties after the occurrence and continuance of a Specified Default (a “Specified Event Notice”), the Fund Borrowers shall issue, within two (2) Business Days after such notice, Capital Call Notices in the aggregate amount required to cure such Specified Default. The failure of the Borrower Parties to cure such Specified Default on or before the twelfth (12th) Business Day after the date of such Specified Event Notice shall be a “Trigger Event;” provided, however, that: (i) if Fund Borrowers have timely issued Capital Call Notices in the requisite amount; and (ii) if, within the 12-Business-Day-period described above, any Fund Borrower becomes aware that it will not receive Capital Contributions in an amount sufficient to cure the Specified Default because of the failure of any Investor to make a Capital Contribution in response to any such Capital Call Notice; and (iii) such Fund Borrower issues additional Capital Call Notices to performing Investors within such 12-Business-Day-period in an amount sufficient to pay such deficiency, the time for the Borrower Parties to cure the Specified Default shall be extended to a date seven (7) Business Days after the issuance of the additional Capital Call Notices, and the Trigger Event shall occur only if the Specified Default is not cured on or before such extended seven (7) Business Day period.
(c)Upon the occurrence of a Trigger Event or any Event of Default resulting from the willful misconduct of a Loan Party or other Pledging Party, Administrative Agent shall have the right to: (i) issue Capital Call Notices pursuant to the collateral assignment of rights under the Security Agreements, and such Capital Call Notices may be executed by the Administrative Agent as assignee and subscription agent under the Security Agreements; and (ii) exercise any other remedies available under the Loan Documents, including, without limitation, with respect to the Investors under the Security Agreements.
(d)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of an Event of Default under Section 11.01(g) or Section 11.01(h), Administrative Agent shall have the right to: (i) issue Capital Call Notices pursuant to the collateral assignment of rights under the Security Agreements and the other Loan Documents, and such Capital Call Notices may be executed by the Administrative Agent as assignee and subscription agent under the Security Agreements; and (ii) exercise any other remedies available under the Loan Documents, including, without limitation, with respect to the Investors under the Security Agreements.
11.03    Performance by Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, each Loan Party shall, at the written request of Administrative Agent promptly pay any reasonable and invoiced out-of-pocket amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of invoicing until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Loan Party or any related Person.
11.04    Application of Funds. After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Liability has automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to Lenders and the Letter of Credit Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, pro rata to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to Administrative Agent for the account of the Letter of Credit Issuer to Cash Collateralize that portion of the Letter of Credit Liability comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by a Borrower Party pursuant to Sections 2.07 and 2.14;
Sixth, to all other amounts constituting any portion of the Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
Subject to Sections 2.07(d) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
11.05    Good Faith Duty to Cooperate. In the event that Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Sections 11.02(c) or 11.02(d) or any other provision of any Loan Document as a result of the occurrence of any Event of Default, the Pledging Parties agree to cooperate in good faith with Administrative Agent to enable Administrative Agent to issue Capital Call Notices and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two Business Days of request.
12.ADMINISTRATIVE AGENT.
12.01    Appointment and Authority. Each Lender and the Letter of Credit Issuer hereby irrevocably appoints SMBC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of Administrative Agent, Lenders, and the Letter of Credit Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions that explicitly relate to any Loan Party in Sections 12.06, 12.07, 12.11 and 12.12). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own security of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.
12.03    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(d)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, except to the extent the identity of such Person is readily identifiable by name to be a Disqualified Institution. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, except to the extent such assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution is directly attributable to the Administrative Agent (x) knowingly consenting to an assignment to a Person that is readily identifiable by name to be a Disqualified Institution or (y) knowingly disclosing confidential information to a Person that is readily identifiable by name to be a Disqualified Institution.
Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.02 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders) unless and until notice describing the same is given in writing to Administrative Agent by a Loan Party, a Lender or the Letter of Credit Issuer.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report, notice or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
12.04    Reliance by Administrative Agent. Administrative Agent, Letter of Credit Issuer and Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
12.06    Resignation of Administrative Agent.
(a)Administrative Agent may at any time give notice of its resignation to Lenders, the Letter of Credit Issuer and the Loan Parties. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Fund Borrowers (such consent not to be unreasonably withheld or delayed, which consent shall not be required if a Specified Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Fund Borrowers and such Person and remove such Person as Administrative Agent and, in consultation with the Fund Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of Lenders or the Letter of

Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 13.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them: (x) while the retiring Administrative Agent was acting as Administrative Agent; and (y) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of any of Secured Parties, and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by SMBC as Administrative Agent pursuant to this Section 12.06 shall also constitute its resignation as the Letter of Credit Issuer. If SMBC resigns as the Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Letter of Credit Issuer and all Letter of Credit Liability with respect thereto, including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(d). In the event of any such resignation as the Letter of Credit Issuer, the Fund Borrowers shall be entitled to appoint from among Lenders a successor Letter of Credit Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender); provided, however, that no failure by the Fund Borrowers to appoint any such successor shall affect the resignation of SMBC as the Letter of Credit Issuer. Upon the appointment by the Fund Borrowers of a successor Letter of Credit Issuer hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (ii) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SMBC to effectively assume the obligations of SMBC with respect to such Letters of Credit.
12.07    Resignation of Letter of Credit Issuer. The Letter of Credit Issuer may resign at any time, and any resignation by SMBC as Administrative Agent hereunder shall also constitute its resignation as the Letter of Credit Issuer. In the event of any such resignation of the Letter of Credit Issuer, the Lenders shall appoint from among the Lenders a successor Letter of Credit Issuer hereunder (subject, except when an Event of Default exists, to the consent of the Fund Borrowers, not to be unreasonably withheld); provided, however, that no failure by Lenders to appoint any such successor shall affect the resignation of SMBC as the Letter of Credit Issuer. If SMBC resigns as the Letter of Credit Issuer, it shall retain all the rights and obligations of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Letter of Credit Issuer and all Letter of Credit Liability with respect thereto (including the right to require Lenders to fund payment of any amount drawn under a Letter of Credit issued by SMBC as the Letter of Credit Issuer pursuant to Section 2.07(d)(i)). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (b) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer expressly acknowledges that neither Administrative Agent nor Lead Arranger has made any representation or warranty to it, and that no act by Administrative Agent or Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or Lead Arranger to any Lender or the Letter of Credit Issuer as to any matter, including whether Administrative Agent or Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Letter of Credit Issuer represents to Administrative Agent and Lead Arranger that it has, independently and without reliance upon Administrative Agent, Lead Arranger, any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower Parties hereunder. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, Lead Arranger, any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the Letter of Credit Issuer represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or Letter of Credit Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Letter of Credit Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Letter of Credit Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the Letter of Credit Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
12.09    No Other Duties, Etc. Anything herein to the contrary notwithstanding, Lead Arranger or book runner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

12.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Letter of Credit Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Letter of Credit Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, Letter of Credit Issuer and Administrative Agent under Sections 2.10, 2.11 and 2.12 and otherwise hereunder) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the Letter of Credit Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
12.11    Collateral Matters. Without limiting the provisions of Section 12.10, Lenders and the Letter of Credit Issuer irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and unasserted expense reimbursement obligations) and the expiration or termination of all Letters of Credit prior to draws thereon (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Letter of Credit Issuer shall have been made (including cash collateralization or backstopping)); or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will, at the Pledging Parties’ reasonable expense, execute and deliver to the Pledging Parties such documents as the Pledging Parties may reasonably request to evidence the release of Collateral from the collateral assignment and release any security interest or Lien granted under the Loans Documents in accordance with the terms of the Loan Documents and this Section 12.11. The Pledging Parties shall be third-party beneficiaries of the provisions in this Section 12.11.

12.12    Reliance by the Borrowers. The Loan Parties shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by Administrative Agent to the Loan Parties, so long as Administrative Agent is purporting to act in its respective capacity as Administrative Agent pursuant to this Credit Agreement, and the Loan Parties shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Loan Parties shall be entitled to treat Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Loan Parties shall have received notice of resignation, and the Loan Parties shall not be obligated to recognize any successor Administrative Agent until the Loan Parties shall have received written notification satisfactory to it of the appointment of such successor.
12.13    Erroneous Payments.
(a)Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which notice shall be conclusive absent manifest error) such Lender, any other Secured Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Secured Party or other Person (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that, nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or  (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the applicable Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate, in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto or without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 12.13(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this Section 12.13(d) shall govern in the event of any conflict with the terms and conditions of Section 13.11, and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (x) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent pursuant to this Section 12.13 or under the indemnification provisions of this Credit Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any of the Obligations owed by the Borrower Parties or any other Loan Party and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 12.13(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), any Borrower Party or any other Loan Party for the purpose of making a payment on the Obligations.

(f)Each party’s obligations under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 12.13 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
12.14    ERISA MATTERS.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using Plan Assets in connection with the Loans, the Letters of Credit, the Commitments and the Loan Documents; or
(ii)the transaction exemption set forth in one or more prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions of such exemption are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Loan Documents.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of the Administrative Agent, the Lead Arranger, or their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and the Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).
13.MISCELLANEOUS.
13.01    Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or Administrative Agent (based upon the approval of Required Lenders), on the one hand, and the applicable Loan Parties on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by Administrative Agent or all Lenders, as applicable, on the one hand, and the applicable Loan Parties on the other hand; provided further, that no such amendment, waiver, discharge, or termination shall:
(a)without the consent of Administrative Agent and each Lender affected thereby:
(i)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.02), or alter the provisions relating to any fees (or any other payments) payable to such Lender (for the avoidance of doubt, only the Lender whose Commitment is to be extended or increased shall be deemed affected thereby);
(ii)postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document; or
(iii)reduce the principal of (except as a result of the application of payments or prepayments), or the rate of interest specified herein on, any Loan or L/C Borrowing, or alter the computation of Letter of Credit Fees (including, without limitation, pursuant to a revision to the definition of Applicable Margin), or reduce any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of any Borrower Party to pay interest or Letter of Credit Fees at the Default Rate;
(b)without the consent of all Lenders:
(i)change Section 11.04 in a manner that would alter the pro rata sharing or application of payments required thereby;
(ii)release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Fund Borrower permitted hereunder;
(iii)permit the Cancellation of the Capital Commitment of any Borrowing Base Investor except as permitted by Section 10.06;
(iv)amend the definition of “Alternative Currency” or any of the related defined terms;
(v)amend the definition of “Applicable Requirement” or any of the related defined terms;
(vi)amend the definition of “Borrowing Base” or any of the related defined terms;
(vii)amend the definition of “Borrowing Base Investor,” “Designated Investor,” “Included Investor” or any of the related defined terms;

(viii)amend the definition of “Eligible Unfunded Commitment” or any of the related defined terms;
(ix)amend the definition of “Exclusion Event” or any of the related defined terms;
(x)amend the definition of “Uncalled Commitment” or any of the related defined terms;
(xi)amend the definition of “Unfunded Commitment” or any of the related defined terms;
(xii)change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;
(xiii)consent to the assignment or transfer by any Loan Party of any of its rights and obligations under (or in respect of) the Loan Documents (other than the release of a Qualified Borrower and any related Qualified Guarantor in connection with the payment in full of the Obligations (whether or not “Obligations” consist of contingent indemnification obligations) of such Qualified Borrower, for which the consent of Administrative Agent alone is required); or
(xiv)amend the terms of this Section 13.01.
Notwithstanding the above: (A) no provisions of Section 12 may be amended or modified without the consent of Administrative Agent; (B) no provisions of Section 2.07 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Sections 9 and 10 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Section 9 or 10 shall require the consent of Lenders that are specified therein as required for a waiver thereof.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders): (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above and in Section 10: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. Administrative Agent may, after consultation with the Loan Parties, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, such Lender will use commercially reasonable efforts to promptly, but in any event within three (3) Business Days of such request, acknowledge such request in writing. If Administrative Agent has not received such consent or denial thereof in writing either (I) within 10 Business Days of such Lender’s acknowledgment of such request or (II) if such Lender has not acknowledged such request within such three (3) Business Day period, within 10 Business Days after the expiration of such three (3) Business Day period, such Lender shall be deemed to have denied its consent to the request.
13.02    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held for payroll, tax withholding or in a custodial, trust or fiduciary capacity) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer or their respective Affiliates, irrespective of whether or not Administrative Agent, such Lender, the Letter of Credit Issuer or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Letter of Credit Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Letter of Credit Issuer and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Loan Parties and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
13.03    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in the Letter of Credit Liability resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:
(a)notify Administrative Agent of such fact; and
(b)purchase (for cash at face value) participations in the Loans and subparticipations in the Letter of Credit Liability of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to: (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution); (y) the application of Cash Collateral provided for in Section 2.14; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in the Letter of Credit Liability to any Assignee or Participant, other than an assignment to any Loan Party (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
13.04    Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent, Letter of Credit Issuer or any Lender, or Administrative Agent, Letter of Credit Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Letter of Credit Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Letter of Credit Issuer severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders and the Letter of Credit Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
13.05    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Letter of Credit Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 11.02 for the benefit of all Lenders and Letter of Credit Issuer; provided, however, that the foregoing shall not prohibit: (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the Letter of Credit Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 13.02 (subject to the terms of Section 13.03); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.02; and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 13.03, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
13.06    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower Parties shall pay: (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Letter of Credit Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by Borrower Parties. Each Borrower Party shall indemnify Administrative Agent (and any sub-agent, subsidiaries, affiliates, directors, officers, employees, attorneys or agents thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (other than lost profits), claims, damages, liabilities and related invoiced expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower Party, or any Environmental Liability related in any way to any Borrower Party; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; (B) result from a claim brought by any Borrower Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (C) arise solely among Indemnitees that do not involve any act or omission by any Borrower Party and are unrelated to any dispute involving, or any claim by, any Lender, Letter of Credit Issuer or Administrative Agent against any Borrower Party (for the avoidance of doubt, any losses, claims, damages, liabilities or related expenses of Administrative Agent relating to the designation of a Lender as Defaulting Lender and related losses, claims, damages, liabilities or expenses of non-Defaulting Lenders are not intended to be covered by this clause (C)). Without limiting the provisions of Section 4.01, this Section 13.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that any Borrower Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing (but without releasing such Borrower Party from its obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in connection with such capacity. The obligations of Lenders under this subsection (c) are several.
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower Party shall assert, and each Borrower Party hereby waives, and acknowledges that no other Person shall have any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort, duty imposed by law or otherwise) (as opposed to direct or actual damages) arising out of, in connection with, as a result of, or in any related to the transactions contemplated by this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, the use of the proceeds thereof or any act or omission or event occurring in connection therewith. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 13.07(e) shall survive the resignation of Administrative Agent, the Letter of Credit Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.
13.07    Notices.
(a)Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, except where electronic delivery is authorized and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)If to any Loan Party or other Pledging Party, Administrative Agent or Letter of Credit Issuer, at its notice address and numbers set forth on Schedule 13.07 attached hereto; provided, however, that notices to be delivered to any Loan Party may be sent to the attention of Main Fund, and notices from any Loan Party may be delivered by Main Fund, and, in furtherance of the foregoing, each other Loan Party hereby appoints Main Fund as its duly appointed agent and attorney-in-fact to act in its stead for such purposes under this Credit Agreement and the other Loan Documents, and agrees that it shall be liable for, and bound by, any and all actions of Main Fund so made or taken. If to any Lender (other than directly from Administrative Agent), in care of Administrative Agent (which shall promptly provide a copy thereof to each Lender), at its notice address and numbers set forth on Schedule 13.07 attached hereto. Each Lender and Letter of Credit Issuer agrees to provide to Administrative Agent a written notice stating such Lender’s address, fax number, telephone number, email address and the name of a contact person, and Administrative Agent may, unless otherwise provided herein, rely on such written notice for purposes of delivering any notice, demand, request or other communication under this Credit Agreement or any other Loan Document to such Lender or Letter of Credit Issuer unless and until a Lender or Letter of Credit Issuer provides Administrative Agent with a written notice designating a different address, fax number, telephone number, email address or contact person.
(ii)Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.07. With respect to any notice received by Administrative Agent from any Loan Party or any Investor not otherwise addressed herein, Administrative Agent shall notify Lenders and Letter of Credit Issuer promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior days’ notice required for any Request for Credit Extension or other notice to be provided by a Loan Party or an Investor hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Credit Extension or other relevant action shall be counted.
(b)Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in subsection (d) below.
(c)Electronic Communications. Notices and other communications to Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 1.06, Section 2.02 or Section 2.07 if such Lender or the Letter of Credit Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent, Letter of Credit Issuer or the Loan Parties may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(d)Effectiveness of E-mail Notice. Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(e)Reliance by Administrative Agent, Letter of Credit Issuer and Lenders. Administrative Agent, Letter of Credit Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Loan Parties even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
13.08    Governing Law.
(a)GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON,

ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH LOAN PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES AND SUBMITS, FOR ITSELF AND ITS PROPERTY, THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH LOAN PARTY AND EACH OTHER PARTY HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH LOAN PARTY AND EACH OTHER PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER, OR ANY LOAN PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO, ANY INVESTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH LOAN PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.07. ADDITIONALLY, EACH LOAN PARTY AND PLEDGING PARTY HEREBY IRREVOCABLY APPOINTS VISTA CREDIT STRATEGIC LENDING CORP. WITH AN OFFICE ON THE DATE HEREOF AT C/O VISTA CREDIT STRATEGIC LENDING CORP. 55 HUDSON YARDS FLOOR 28 NEW YORK, NY 10001, AS ITS AGENT (THE “PROCESS AGENT”) TO RECEIVE ON BEHALF OF ITSELF AND ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE

BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH LOAN PARTY AND PLEDGING PARTY HEREBY APPOINTS AS ITS CONVENTIONAL DOMICILE EXCLUSIVELY TO RECEIVE ANY OF THE NOTICES AND SERVICE OF PROCESS, THE DOMICILE OF THE PROCESS AGENT MENTIONED ABOVE, OR ANY OTHER DOMICILE NOTIFIED IN WRITING BY THE PROCESS AGENT TO EACH LOAN PARTY AND PLEDGING PARTY AND SMBC. SUCH SERVICE MAY BE MADE BY DELIVERING A COPY OF SUCH PROCESS TO THE COUNTERPARTY IN CARE OF THE PROCESS AGENT AT ITS ADDRESS SPECIFIED ABOVE, AND THE COUNTERPARTY HEREBY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. THE APPOINTMENT OF THE PROCESS AGENT SHALL BE IRREVOCABLE UNTIL THE APPOINTMENT OF A SUCCESSOR PROCESS AGENT. EACH LOAN PARTY AND PLEDGING PARTY FURTHER AGREES TO PROMPTLY APPOINT A SUCCESSOR PROCESS AGENT IN NEW YORK CITY PRIOR TO THE TERMINATION FOR ANY REASON OF THE APPOINTMENT OF THE INITIAL PROCESS AGENT. NOTHING IN THIS SECTION OR ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR LIMIT ANY RIGHT THAT ANY PARTY HERETO MAY HAVE TO ENFORCE IN ANY LAWFUL MANNER A JUDGMENT OBTAINED IN ONE JURISDICTION IN ANY OTHER JURISDICTION.
(e)WAIVER OF IMMUNITIES. EACH LOAN PARTY AND PLEDGING PARTY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE), ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR OTHER SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION OR ORDER FOR SPECIFIC PERFORMANCE OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT), AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY PROCEEDINGS IN THE COURTS OF ANY JURISDICTION AND IRREVOCABLY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT IT WILL NOT CLAIM ANY SUCH IMMUNITY IN ANY PROCEEDINGS.
13.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS CREDIT AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) IT HAS DECIDED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS IN CONSIDERATION OF, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
13.10    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term of this Credit Agreement,

such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.
13.11    Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 13.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 13.11; or (iii) by way of pledge or assignment, or grant, of a security interest subject to the restrictions of clause (f) of this Section 13.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in Letter of Credit Liability) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subclause (A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Fund Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the prior written consent of the Fund Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender (other than a Disqualified Institution) or an Approved Fund, or is made pursuant to Section 13.11(f); provided that, the Fund Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the applicable Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made: (A) to a Borrower Party or any Affiliate or Subsidiary of any Borrower Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); (C) to a natural person, or (D) to any Competitor or Disqualified Institution, unless, in the case of this clause (D), (1) an Event of Default has existed for at least sixty (60) days (whether or not consecutive) with respect to Section 11.01(a) at the time of such assignment or (2) such assignment is required by a relevant Governmental Authority or pursuant to applicable Law.
(vi)Borrower Requested Assignments. Each assignment made as a result of a demand by the Borrower Parties under Section 13.12 shall be arranged by the Borrower Parties after consultation with Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Fund Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the applicable Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of the applicable Loans and participations in the applicable Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(c)Effect of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.04, 4.05 and 13.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each applicable Borrower Party (at its expense) shall execute and deliver a Note to the Assignee Lender, and the applicable existing Note or Notes shall be returned to the applicable Borrower Party. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.
(d)Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties (such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office in the United States a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Liability owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Loan Party, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Loan

Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or a Loan Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Liability) owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Loan Party, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.06(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 13.01 that directly affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits and subject to the obligations and limitations of Sections 4.01, 4.04, and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation, in addition to the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.06 and 13.12 as if it were an Assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.05 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Loan Parties’ request and expense, to use reasonable efforts to cooperate with the Loan Parties to effectuate the provisions of Section 4.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender, provided such Participant agrees to be subject to Section 13.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(g)Resignation as Letter of Credit Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time SMBC assigns all of its Commitment and Loans pursuant to Section 13.11(b), SMBC may, upon 30 days’ notice to the Loan Parties and Lenders, resign as Letter of Credit Issuer. In the event of any such resignation as Letter of Credit Issuer, the Fund Borrowers shall be entitled to appoint from among Lenders a successor Letter of Credit Issuer hereunder; provided, however, that no failure by the Fund Borrowers to appoint any such successor shall affect the resignation of SMBC as Letter of Credit Issuer. If SMBC resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Liability with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.07(d)). Upon the appointment of a successor Letter of Credit Issuer: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; and (ii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to SMBC to effectively assume the obligations of SMBC with respect to such Letters of Credit.
(h)Addition of Lenders. With the prior written consent of the Administrative Agent in its discretion (not to be unreasonably withheld or delayed), at the request of the Fund Borrowers, a new lender may join this Credit Agreement and the other Loan Documents as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:
(i)the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the credit facility provided hereunder and the Maximum Commitment shall be increased in a corresponding amount;
(ii)the Commitment of the new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Fund Borrowers and the Administrative Agent; and
(iii)the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrower Parties shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.
(i)Disqualified Institutions.
(i)No assignment or participation shall be made to, and no additional Commitment shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Credit Agreement to such Person or the applicable date such additional Commitment becomes effective, as the case may be (unless the Fund Borrowers have consented to such assignment, participation or additional Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or additional Commitment). For the avoidance of doubt, with respect to any assignee or additional Lender that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or additional Lender shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Fund Borrowers of an Assignment and Assumption or Lender Joinder Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment, participation or additional Commitment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(ii)If any assignment or participation is made to, or any additional Commitment is provided by, any Disqualified Institution without the Fund Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Fund Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Fund Borrowers owing to such Disqualified Institution in connection with such Commitment or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Credit Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Credit Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the other Pledging Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Credit Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any reorganization plan that affects the Loans or the Letters of Credit, each Disqualified Institution party hereto hereby agrees (1) not to vote on such reorganization plan, (2) if such Disqualified Institution does vote on such reorganization plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such reorganization plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Fund Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Fund Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
13.12    Replacement of Lender. If any Borrower Party is entitled to replace a Lender pursuant to the provisions of Section 4.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower Parties may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower Parties shall have paid to Administrative Agent the assignment fee (if any) specified in Section 13.11(b); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such assignment fee in the case of any assignment;
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent; and
(e)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Parties to require such assignment and delegation cease to apply.

13.13    Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the applicable Loan Party. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Loan Party and Lenders shall, to the maximum extent permitted under applicable Law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to the applicable Loan Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable Law” shall mean the Law in effect as of the Closing Date; provided, however, that in the event there is a change in Law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new Law as of its effective date.
13.14    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
13.15    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
13.16    Limited Liability of Investors. Except with respect to any expenses and losses arising from any Loan Party’s or Pledging Party’s intentional misrepresentation hereunder, fraud or willful misapplication of proceeds in contravention of this Credit Agreement, for which there shall be full recourse to any applicable Pledging Party that controls or directs the management of any Loan Party, none of the Investors, including such a Pledging Party, shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 13.16 or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Loan Party, Pledging Party or of any Investor to make its Capital Contributions to any Fund Borrower in accordance with the terms of the applicable Corporate Documents and the Subscription Agreements. Notwithstanding anything contained in this Section 13.16, the payment and performance of the Obligations shall be fully recourse to Loan Parties (but not such an aforementioned Pledging Party, except as expressly provided herein) and their respective properties and assets.
13.17    Confidentiality. Each of Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates, to its Related Parties and to its third party administrators (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) to any pledgee under Section 13.11(f); (g) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Credit Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Loan Parties and their obligations, this Credit Agreement or payments hereunder; (h) on a confidential basis to: (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facility provided hereunder; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder; (i) with the consent of the applicable Loan Party; or (j) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party; or (z) was independently developed by Administrative Agent or any Lender. For the purposes of this Section, “Information” means all information received from any Pledging Party relating to any Pledging Party or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any Pledging Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.18    Customer Identification Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party and Pledging Party that U.S. law requires each Lender and Administrative Agent to obtain, verify and record information that identifies each Loan Party and Pledging Party (and in certain circumstances the beneficial owners thereof), which information includes the name and address of each Loan Party and Pledging Party (and beneficial owner) and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party and Pledging Party (and beneficial owner).
13.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by Administrative Agent, Lead Arranger and Lenders, are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, Lead Arranger and Lenders, on the other hand; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent, Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person; and (ii) neither Administrative Agent, Lead Arranger nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, Lead Arranger, Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and their respective Affiliates, and neither Administrative Agent, Lead Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against Administrative Agent, Lead Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
13.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to Administrative Agent or Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent in such currency, Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
13.21    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or Lender Joinder Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
13.22    [Reserved].
13.23    Acknowledgement and Consent to Bail In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.24    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
13.25    Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement. This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Administrative

Agent or the Letter of Credit Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Credit Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Remainder of Page Intentionally Left Blank.
Signature Pages(s) Follow(s).

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

FUND BORROWER:
VISTA CREDIT STRATEGIC LENDING CORP., a Maryland corporation
By:	/s/ Greg Galligan
	Name:	Greg Galligan
	Title:	Chief Executive Officer

Signature Page to
Revolving Credit Agreement (Vista CSL)

Solely with respect to Section 5.03 ADVISER and ADMINISTRATOR:
VISTA CREDIT BDC MANAGEMENT, L.P., a Delaware limited partnership By: VISTA CREDIT PARTNERS, L.P., its General Partner By: VEP GROUP, LLC, its General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Managing Member

Signature Page to
Revolving Credit Agreement (Vista CSL)

ADMINISTRATIVE AGENT:
SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent, Lead Arranger, the Letter of Credit Issuer and a Lender

By:	/s/ Catherine Gylfe
	Name:	Catherine Gylfe
	Title:	Director

Signature Page to
Revolving Credit Agreement (Vista CSL)